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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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PRELIMINARY COPY—SUBJECT TO COMPLETION

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

Notice of Annual Meeting of Stockholders
To Be Held on June 25, 2009

To Our Stockholders:

What:	Our 2009 Annual Meeting of Stockholders
When:	June 25, 2009 at 10:30 a.m., local time
Where:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square, 37th Floor New York, New York
Why:	At this Annual Meeting, we plan to:
	1.	Consider and vote upon a proposal to amend our Restated Certificate of Incorporation to declassify our Board of Directors;
2.
Elect five directors to hold office until the 2010 Annual Meeting of Stockholders (or until the 2012 Annual Meeting of Stockholders if Proposal No. 1 is not approved, as described in the attached proxy statement) and until their respective successors are duly elected and qualified;
3.
Consider and vote upon a stockholder proposal, if properly presented, requesting that Rite Aid's Board of Directors provide stockholders the opportunity at each annual meeting of stockholders to vote on an advisory resolution to ratify the compensation of the named executive officers set forth in the proxy statement;
	4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and
	5.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        In addition, the holders of the 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, voting together as a single class, separately from the holders of Common Stock, will vote to elect one director to hold office until the 2010 Annual Meeting of Stockholders (or until the 2012 Annual Meeting of Stockholders if Proposal No. 1 is not approved, as described in the attached proxy statement) and until a successor is duly elected and qualified.

        The close of business on April 28, 2009 has been fixed as the record date for determining those Rite Aid stockholders entitled to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. The above items of business for the Annual Meeting are more fully described in the proxy statement accompanying this notice.

        Your vote is important. Please read the proxy statement and the instructions on the enclosed proxy card and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, dating and returning your proxy card in the envelope provided. This will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

        You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of Rite Aid a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the Annual Meeting, in which case your prior proxy would be disregarded.

By order of the Board of Directors
Secretary
Camp Hill, Pennsylvania [May 14, 2009]

i

PRELIMINARY COPY—SUBJECT TO COMPLETION

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 25, 2009

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on June 25, 2009:

The proxy statement and annual report are available at http:                        .

Also available on the website are the Company's proxy card, as well as instruction cards and related materials for voting shares of common stock held in the Company's 401(k) plans.

        This proxy statement is being furnished to you by the Board of Directors (the "Board") of Rite Aid Corporation (the "Company" or "Rite Aid") to solicit your proxy to vote your shares at our 2009 Annual Meeting of Stockholders. The Annual Meeting will be held on June 25, 2009 at 10:30 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, 37th Floor, New York, New York. This proxy statement, the foregoing notice and the accompanying proxy card are first being mailed on or about May [14], 2009 to all holders of our common stock, par value $1.00 per share, and 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

        Holders of Rite Aid common stock and shares of 7% Series G Cumulative Convertible Pay-in-Kind Preferred Stock and 6% Series H Cumulative Convertible Pay-in-Kind Preferred Stock, which are collectively referred to in this proxy statement as the "LGP preferred stock," as of the close of business on the record date, April 28, 2009, will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on the record date, Rite Aid had outstanding and entitled to vote                        shares of common stock and 1,434,990.0325 shares of LGP preferred stock (which, on an as-if-converted basis, are entitled to an aggregate of 26,090,728 votes). No other shares of Rite Aid capital stock are entitled to notice of and to vote at the Annual Meeting.

What matters will be voted on at the Annual Meeting?

        There are four proposals that are scheduled to be considered and voted on at the Annual Meeting:

  •
  Proposal No. 1: Amend our Restated Certificate of Incorporation to declassify our Board of Directors;

  •
  Proposal No. 2: Elect five directors to hold office until the 2010 Annual Meeting of Stockholders (or until the 2012 Annual Meeting of Stockholders if Proposal No. 1 is not approved, as described in this proxy statement);

  •
  Proposal No. 3: Consider a stockholder proposal requesting that Rite Aid's Board of Directors provide stockholders the opportunity at each annual meeting of stockholders to vote on an advisory resolution to ratify the compensation of the named executive officers set forth in the proxy statement; and

  •
  Proposal No. 4: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

        In addition, the holders of the LGP Preferred Stock, voting separately as a class, will vote to elect one director (the "LGP Preferred Director") to hold office until the 2010 Annual Meeting of Stockholders (or until the 2012 Annual Meeting of Stockholders if Proposal No. 1 is not approved) and until his successor is duly elected and qualified.

        Stockholders will also be asked to consider and vote at the Annual Meeting on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. At this time, the Board of Directors is unaware of any matters, other than those set forth above, that may properly come before the Annual Meeting.

What are the Board's voting recommendations?

        The Board recommends that you vote "FOR" the Amendment of our Restated Certificate of Incorporation to declassify our Board of Directors.

        The Board recommends that you vote "FOR" the nominees of the Board in the election of directors.

        The Board recommends that you vote "AGAINST" the stockholder proposal.

        The Board recommends that you vote for "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the "stockholder of record" with respect to those shares.

        If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in "street name" and you are considered the "beneficial owner" of the shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

How can I vote my shares before the Annual Meeting?

        If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.

  •
  Submitting a Proxy by Telephone:  You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on June 24, 2009 by calling the toll-free telephone number on the enclosed proxy card, 1-888-444-0050. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

  •
  Submitting a Proxy via the Internet:  You can submit a proxy via the Internet until 11:59 p.m. Eastern Daylight Time on June 24, 2009 by accessing the web site listed on your proxy card, www.voteproxy.com, and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

  •
  Submitting a Proxy by Mail:  If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

        By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

        If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank's or broker's voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

If I am the beneficial owner of shares held in "street name" by my broker, will my broker automatically vote my shares for me?

        New York Stock Exchange ("NYSE") rules applicable to broker-dealers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters, which include the election of directors and the ratification of the appointment of our independent registered public accounting firm. However, your broker does not have discretionary authority to vote your shares for certain other types of matters.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

        If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted "FOR" the Amendment of our Restated Certificate of Incorporation to declassify our Board of Directors, "FOR" the nominees of the Board in the election of directors, "AGAINST" the stockholder proposal requesting an advisory vote on executive compensation, and "FOR" the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2010.

How do I vote my shares held in one of the Rite Aid 401(k) plans? What happens if I do not vote my 401(k) plan shares?

        If you are a participant in one of Rite Aid's 401(k) plans, the voter instruction card sent to you will serve as a voting instruction card to the trustee of the 401(k) plans for all shares of our common stock you own through the applicable 401(k) plan. You are entitled to instruct the plan trustee on how to vote your shares in the 401(k) plan by telephone, via the Internet or by mail as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card. The trustee will vote your shares held in the plans in accordance with your instructions. Your instructions will be kept confidential by the trustee and will not be disclosed to Rite Aid. Any shares held by a 401(k) plan participant for which timely instructions are not received by the trustee will be voted by the trustee in its sole discretion.

Could other matters be decided at the Annual Meeting?

        At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting or any adjournment or postponement of the Annual Meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

Can I vote in person at the Annual Meeting?

        Yes. If you hold shares in your own name as a stockholder of record, you may come to the Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting. You can obtain directions to the annual meeting by contacting Investor Relations at (717) 975-3710.

How can I change my vote?

        You may revoke your proxy at any time before it is exercised by:

  •
  Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

  •
  Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

  •
  Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Daylight Time on June 24, 2009; or

  •
  Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

        Any written notice of revocation, or later dated proxy, should be delivered to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Marc A. Strassler, Secretary

        Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

        If your shares of Rite Aid common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

What is an "abstention" and how would it affect the vote?

        An "abstention" occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. An abstention with respect to the election of directors is neither a vote cast "for" a nominee or a vote case "against" the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to any other proposal will have the same effect as voting "against" the proposal.

What is a broker "non-vote" and how would it affect the vote?

        A broker non-vote occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares so the broker is unable to vote those uninstructed shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner with respect to the proposal to amend the Restated Certificate of Incorporation, the election of directors and the ratification of the appointment of the independent registered public accounting firm. Brokers will not have such discretionary voting power to vote shares with respect to the stockholder proposal. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote represented at the meeting and entitled to vote. Broker non-votes with respect to the stockholder proposal will have no effect on the outcome of the vote.

What are the quorum and voting requirements for the proposals?

        In deciding the proposals that are scheduled for a vote at the Annual Meeting, each holder of common stock as of the record date is entitled to one vote per share of common stock and each holder of LGP preferred stock as of the record date is entitled to approximately 18.18 votes per share of LGP preferred stock (one vote per share of common stock issuable upon conversion of the LGP preferred stock). As of the record date, the LGP preferred stock was convertible into an aggregate of 26,090,728 shares of common stock. The holders of the common stock and LGP preferred stock vote together as a single class, except for those matters on which the holders of LGP preferred stock are entitled to vote as a separate class.

        In order to take action on the proposals, a quorum, consisting of the holders of                        shares (a majority of the aggregate number of shares of Rite Aid common stock and LGP preferred stock (on an as-if-converted basis) issued and outstanding and entitled to vote as of the record date for the Annual Meeting), must be present in person or by proxy. This is referred to as a "quorum." Proxies marked "Abstain" and broker "non-votes," if any, will be treated as shares that are present for purposes of determining the presence of a quorum.

  Proposal No. 1—Amendment of our Restated Certificate of Incorporation to Declassify the Board of Directors

        The affirmative vote of a majority of the outstanding shares (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required to approve the amendment of our Restated Certificate of Incorporation to declassify our Board of Directors in Proposal No. 1. Any shares not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal.

  Proposal No. 2—Election of Directors

        The affirmative vote of a majority of the total number of votes cast (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the election of each director nominee named in Proposal No. 2. This means that the votes cast "for" that nominee must exceed the votes cast "against" that nominee. Any shares not voted (whether by abstention or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. For more information on the operation of our majority voting standard, see the section entitled "Corporate Governance—Majority Voting Standard and Policy."

  Proposal No. 3—Stockholder Proposal—Advisory Vote on Executive Compensation

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the approval of the stockholder proposal in Proposal No. 3. Any shares represented at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal.

  Proposal No. 4—Ratification of Independent Registered Public Accounting Firm

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote (with Rite Aid common stock and LGP preferred stock voting together as a single class) is required for the ratification of the appointment of our independent registered public accounting firm in Proposal No. 4. Any shares represented at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal.

What happens if a quorum is not present at the Annual Meeting?

        If the shares present in person or represented by proxy at the Annual Meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of votes present in person or represented by proxy (which may be voted by the proxyholders), may, without further notice to any stockholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

Who will count the votes?

        Officers of Rite Aid will serve as proxy tabulator and count the votes. The results will be certified by the inspectors of election.

Who will conduct the proxy solicitation and how much will it cost?

        We are soliciting proxies from stockholders on behalf of our Board and will pay for all costs incurred by it in connection with the solicitation. In addition to solicitation by mail, the directors, officers and employees of Rite Aid and its subsidiaries may solicit proxies from stockholders of Rite Aid in person or by telephone, facsimile or email without additional compensation other than reimbursement for their actual expenses.

        We have retained The Altman Group, a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. Rite Aid will pay The Altman Group a fee of approximately $6,500 and reimburse the firm for reasonable out-of-pocket expenses.

        Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of solicitation materials to the beneficial owners of our stock.

        If you have any questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (717) 975-3710.

 PROPOSAL NO. 1

APPROVAL OF THE AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION
TO DECLASSIFY OUR BOARD OF DIRECTORS

        Our Board of Directors has unanimously adopted and is submitting for stockholder approval an amendment of our Restated Certificate of Incorporation (the "Charter Amendment") that would phase-in the declassification of our Board of Directors and provide instead for the annual election of directors.

        Our current classified board structure has been in place since 1976. The Board believes that its classified structure has helped assure continuity of the Company's business strategies and has reinforced a commitment to long-term stockholder value. Although these are important benefits, the Board recognized the growing sentiment among stockholders and the investment community in favor of annual elections. After careful consideration, the Board determined that it is appropriate to propose declassifying the Board, commencing with the 2009 Annual Meeting.

        Currently, members of our Board are elected for staggered terms of three years. If the Charter Amendment is approved, commencing with the class of directors standing for election at the 2009 Annual Meeting, directors will stand for election for one year terms, expiring at the next succeeding annual meeting of stockholders. The directors who were elected at the 2008 Annual Meeting, whose terms will expire in 2011, and the directors who were elected at the 2007 Annual Meeting, whose terms will expire in 2010, will continue to hold office until the end of the terms for which they were elected. A majority of our directors will stand for election at the 2010 Annual Meeting and all directors will be elected on an annual basis beginning with the 2011 Annual Meeting. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director's earlier resignation or removal. If the Charter Amendment is approved, the Board will adopt corresponding amendments to our Amended and Restated By-Laws.

        If the Amendment is not approved by stockholders, the Board of Directors will remain classified, and each of the directors elected at the 2009 Annual Meeting will be elected for a three-year term expiring in 2012.

        Presently, because the terms of the directors are staggered, the directors are removable only for cause. Upon adoption of the Charter Amendment, directors serving terms to which they were elected prior to the 2009 Annual Meeting would continue to be removable only for cause until the completion of their current terms and, consistent with Delaware law for corporations without classified boards, directors elected at the 2009 Annual Meeting and thereafter will be removable "with or without cause" upon the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors.

        Appendix A shows the proposed changes to Section 1 of Article Eighth of the Restated Certificate of Incorporation, with deletions indicated by strikeouts and additions indicated by underlining.

        The affirmative vote of a majority of the outstanding shares (with Rite Aid common stock and LGP Preferred Stock voting together as a single class) is required to approve the amendment to the Restated Certificate of Incorporation. Abstentions will have the same effect as votes "against" the proposal.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE "FOR" THE AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION
TO DECLASSIFY OUR BOARD OF DIRECTORS

PROPOSAL NO. 2

ELECTION OF DIRECTORS

General

        Our by-laws provide that the Board of Directors may be composed of up to 15 members, with the number to be fixed from time to time by the Board. On April 8, 2009, the Board of Directors increased the number of directors from 14 to 15. Our Board of Directors currently is divided into three classes, with each class to be as nearly equal in number as possible. The Board of Directors currently consists of five directors whose terms expire this year, four directors whose terms expire in 2010 and five directors whose terms expire in 2011. Subject to approval of Proposal No. 1, commencing with the 2009 Annual Meeting, the Board of Directors will be declassified and directors will be elected annually for one year terms, except that directors elected prior to the 2009 Annual Meeting will continue to serve the balance of their existing three year terms. If Proposal No. 1 is not approved, directors elected at the 2009 Annual Meeting will be elected for three year terms, except as otherwise described below.

        George G. Golleher, who served as a director of the Company since 2002, retired from the Board of Directors on April 14, 2009. The Board of Directors expresses its gratitude to Mr. Golleher for his valuable contributions during his tenure on the Board. Effective April 14, 2009, the Board appointed David R. Jessick to fill the vacancy created by Mr. Golleher's resignation, and he will serve the remainder of Mr. Golleher's term, which expires in 2010.

        John T. Standley has been nominated to fill the vacancy created by the increase in the size of the Board of Directors and, so that each class of directors will be equal in number, he has been nominated to the class of directors whose terms expire in 2010.

Director Nominees

        The Board of Directors, based on the recommendation of the Nominating and Governance Committee, has nominated Joseph B. Anderson, Jr., Michel Coutu, James L. Donald, John T. Standley and Marcy Syms to be elected directors at the Annual Meeting. The holder of the LGP Preferred Stock has informed the Company that it will elect Jonathan D. Sokoloff as the LGP Preferred Director. Each of the nominees for director to be elected at the Annual Meeting, except for Mr. Standley, currently serves as a director of the Company. Michel Coutu was designated by The Jean Coutu Group (PJC) Inc., or Jean Coutu Group, to the Nominating and Governance Committee as a director nominee pursuant to the terms of the stockholder agreement with Jean Coutu Group, effective June 4, 2007, the date of our acquisition of the Brooks and Eckerd drugstore chains (the "Brooks Eckerd Transaction").

        Each director elected at the Annual Meeting will hold office until the 2010 Annual Meeting of Stockholders or, if Proposal No. 1 is not approved, until the 2012 Annual Meeting of Stockholders (other than Mr. Standley, who, if elected, will hold office until the 2010 Annual Meeting of Stockholders). Each director elected at the Annual Meeting will serve until his or her successor is duly elected and qualified. The other directors will remain in office for the remainder of their respective terms, as indicated below.

        If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE

 BOARD OF DIRECTORS

        The following table sets forth certain information with respect to our directors and director nominees as of the record date.

Name	Age	Position with Rite Aid	Year First Became Director	Term as Director Will Expire(1)
Mary F. Sammons	62	Chairman and Chief Executive Officer	1999	2010
Michel Coutu	55	Non-Executive Co-Chairman	2007	2009
Joseph B. Anderson, Jr.	66	Director	2005	2009
André Belzile	47	Director	2007	2010
François J. Coutu	54	Director	2007	2011
James L. Donald	55	Director	2008	2009
Michael A. Friedman, MD	65	Director	2004	2011
David R. Jessick	55	Director	2009	2010
Robert G. Miller	65	Director	1999	2011
Michael N. Regan	61	Director	2007	2011
Philip G. Satre	60	Director	2005	2010
Jonathan D. Sokoloff	51	Director	1999	2009
John T. Standley	46	President and Chief Operating Officer	—	2010
Marcy Syms	58	Director	2005	2009
Dennis Wood	70	Director	2007	2011

(1)
Directors' terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

        Following are the biographies for our director nominees and our directors who will continue to serve after the 2009 Annual Meeting:

        Mary F. Sammons.    Ms. Sammons has been Chairman of the Board of the Company since June 2007 and has been a member of Rite Aid's Board of Directors since December 5, 1999 and Chief Executive Officer since June 2003. Ms. Sammons was President of Rite Aid from December 1999 to September 2008. From April 1999 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of The Kroger Company. From January 1998 to April 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. From 1985 through 1997, Ms. Sammons held several senior level positions with Fred Meyer Stores, Inc., the last being that of Executive Vice President. Ms. Sammons is also a member of the Board of the National Association of Chain Drug Stores, a trade association, is a director of StanCorp Financial Group, Inc. and is the President and a director of The Rite Aid Foundation.

        Michel Coutu.    Mr. Michel Coutu has served as the Non-Executive Co-Chairman of the Board since June 2007. He served as President of the U.S. operations of Jean Coutu Group and Chief Executive Officer of Jean Coutu USA from August 1986 until June 2007. He has also served as a member of the Board of Directors of Jean Coutu Group since December 1985. Mr. Coutu holds a degree in finance and a license in law from the University of Sherbrooke and a Masters in Business Administration from the Simon School of Business at the University of Rochester.

        Joseph B. Anderson, Jr.    Mr. Anderson has been the Chairman of the Board and Chief Executive Officer of TAG Holdings, LLC, a manufacturing, service and technology business since January 2002. Mr. Anderson was Chairman of the Board and Chief Executive Officer of Chivas Industries, LLC from 1994 to 2002. Mr. Anderson also serves as a director of Quaker Chemical Corporation,

ArvinMeritor, Inc., Valassis Communications, Inc. and Nevada Energy (formerly Sierra Pacific Resources).

        André Belzile.    Mr. Belzile has been the Senior Vice President, Finance and Corporate Affairs of Jean Coutu Group since May 2004. Prior to serving in this position, from 1992 until May 2004 he served as Vice President and Chief Financial Officer of Cascades Inc., a producer and marketer of packaging products. Mr. Belzile is a chartered accountant who earned a bachelor's degree at Les Hautes Études Commerciales (HEC MONTRÉAL).

        François J. Coutu.    Mr. François J. Coutu has served as President and Chief Executive Officer of Jean Coutu Group since October 2007. Previously, Mr. Coutu held the positions of President of Canadian Operations and Vice Chairman of the Board from 2005 to 2007, President and Chief Executive Officer from 2002 to 2005 and President and Chief Operating Officer of Jean Coutu Group from 1992 to 2002. Mr. Coutu has been a member of the Board of Directors of Jean Coutu Group since 1985. He is a pharmacist by profession, holds a Bachelor's Degree in Administration from McGill University and a Bachelor's Degree in Pharmacy from Samford University. He was a director and chair of the Canadian Association of Chain Drug Stores, a trade association, and previously served as a member of the Board of Directors of the National Bank of Canada, where he was a member of the Human Resources and Credit Committees.

        James L. Donald.    Mr. Donald is currently a self-employed private investor. Mr. Donald was President and Chief Executive Officer and a director of Starbucks Corporation from April 2005 to January 2008. From October 2004 to April 2005, Mr. Donald served as Starbuck's CEO designate. From October 2002 to October 2004, Mr. Donald served as President of Starbucks, North America. From October 1996 to October 2002, Mr. Donald served as Chairman, President and Chief Executive Officer of Pathmark Stores, Inc. and prior to that time he held a variety of senior management positions with Albertson's, Inc., Safeway, Inc. and Wal-Mart Stores, Inc.

        Michael A. Friedman, MD.    Dr. Friedman has been President and Chief Executive Officer of City of Hope, a National Cancer Institute-designated Comprehensive Cancer Center since May 2003. From October 2001 to April 2003, Dr. Friedman served as Chief Medical Officer for Biomedical Preparedness for the Pharmaceutical Research and Manufacturers of America, a pharmaceutical trade association. Additionally, he held the position of Senior Vice President of Research and Development, Medical and Public Policy for Pharmacia. He also has held executive positions in government and public health organizations. In addition to serving as Acting Commissioner of the U.S. Food and Drug Administration from 1997 to 1998, he was Associate Director of the Cancer Therapy Evaluation Program at the National Cancer Institute, National Institutes of Health from 1988 to 1995. He joined the National Cancer Institute in 1983 as Chief of the Clinical Investigations Branch of the Division of Cancer Treatment. Before that he spent nearly a decade at the University of California at San Francisco Medical Center in various positions, from Assistant Professor of Medicine in 1975 to Interim Director of the Cancer Research Institute from 1981 to 1983. Author of more than 150 scientific papers and books, Dr. Friedman has received commendations, including the Surgeon General's Medallion in 1999.

        David R. Jessick.    Mr. Jessick has served as a director of Rite Aid since April 2009. From July 2002 to February 2005, Mr. Jessick served as a consultant to Rite Aid's Chief Executive Officer and senior management and was Senior Executive Vice President, Chief Administrative Officer of Rite Aid from December 1999 to July 2002. From January 1997 to July 1999, Mr. Jessick was Chief Financial Officer and Executive Vice President, Finance and Investor Relations of Fred Meyer, Inc. Prior to joining Fred Meyer, Inc., Mr. Jessick spent 17 years with Thrifty PayLess Holdings, Inc., with his last position being Executive Vice President and Chief Financial Officer. Before that, he worked as an auditor with KPMG. Mr. Jessick currently serves as a director of Source Interlink Companies, Inc.,

Dollar Financial Corp. and Big 5 Sporting Goods Corp. He also served as Chairman of the Board of Pathmark Stores, Inc. from August 2005 to December 2007.

        Robert G. Miller.    Mr. Miller has been Chief Executive Officer of Albertsons LLC since June 2006. Mr. Miller has been a member of Rite Aid's Board of Directors since December 1999, serving as our Chairman of the Board from December 1999 until June 2007. From December 1999 until June 2003, Mr. Miller was also Rite Aid's Chief Executive Officer. Previously, Mr. Miller served as Vice Chairman and Chief Operating Officer of The Kroger Company, a retail food company. Mr. Miller joined the Kroger Company in March 1999, when Kroger acquired Fred Meyer, Inc., a food, drug and general merchandise chain. From 1991 until the March 1999 acquisition, he served as Chief Executive Officer of Fred Meyer, Inc. Mr. Miller also is a director of Nordstrom, Inc.

        Michael N. Regan.    Mr. Regan is currently a self-employed private equity investor. Mr. Regan served as Chief Financial Officer of The St. Joe Company, a major real estate development company based in Florida, from November 2006 to May 2007. From 1997 to November 2006, he served as Senior Vice President, Finance and held various other positions with The St. Joe Company and was a member of the senior management team. Prior to joining St. Joe's, he served as Vice President and Controller of Harrah's Entertainment from 1991 to 1997. From 1980 until 1991 he held a series of progressively more responsible positions for Harrah's Entertainment, Inc. and its prior parent companies, Holiday Corporation and The Promus Companies.

        Philip G. Satre.    Mr. Satre is currently a self-employed private investor. Mr. Satre served as Chief Executive Officer of Harrah's Entertainment, Inc. from 1993 to January 2003. Mr. Satre was a director of Harrah's from 1988 through 2004, serving as Chairman of the Board of Harrah's from 1997 until his retirement in 2005. He presently serves as Chairman of the Board of Directors of NV Energy, Inc. and of the National Center for Responsible Gaming, and serves as a director of Nordstrom, Inc., International Game Technology and The National World War II Museum,, and is a trustee of Stanford University.

        Jonathan D. Sokoloff.    Mr. Sokoloff has been a Managing Partner of Leonard Green & Partners, L.P. since 1994. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Since 1990, Mr. Sokoloff has also been a partner in a merchant banking firm affiliated with Leonard Green & Partners, L.P. Mr. Sokoloff previously was elected as a director pursuant to director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between Rite Aid and Green Equity Investors with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock.

        John T. Standley.    Mr. Standley was appointed President and Chief Operating Officer in September 2008. He was a consultant to Rite Aid from July 2008 to September 2008 and a self-employed private investor from January 2008 to July, 2008. Previously, Mr. Standley had served as Chief Executive Officer of Pathmark Stores, Inc. from August 2005 through December 2007. From June 2002 to August 2005, he served as Senior Executive Vice President and Chief Administrative Officer of Rite Aid and, in addition, in January 2004 was appointed Chief Financial Officer of Rite Aid. He had served as Senior Executive Vice President and Chief Financial Officer of Rite Aid from September 2000 to June 2002 and had served as Executive Vice President and Chief Financial Officer of Rite Aid from December 1999 until September 2000. Previously, he was Executive Vice President and Chief Financial Officer of Fleming Companies, Inc., a food marketing and distribution company from May 1999 to December 1999. Between July 1998 and May 1999, Mr. Standley was Senior Vice President and Chief Financial Officer of Fred Meyer, Inc. Mr. Standley served as Senior Vice President and Chief Financial Officer of Ralphs Grocery Company between January 1997 and July 1998. Mr. Standley also served as Senior Vice President of Administration at Smith's Food & Drug Stores, Inc. from May 1996 to February of 1997 and as Chief Financial Officer of Smitty's Supervalue, Inc. from December 1994 to May 1996.

        Marcy Syms.    Ms. Syms has been Chief Executive Officer and a director of Syms Corp, a chain of retail clothing stores, since 1983. She currently serves on the Boards of Directors of the New Jersey Economic Growth Council. Ms. Syms also is a founding member of the Board of Directors of the Syms School of Business at Yeshiva University.

        Dennis Wood, O.C.    Mr. Wood is Chairman, President and Chief Executive Officer of Dennis Wood Holdings Inc., a privately owned portfolio company, a position he has held since 1973. Since April 2005, he has served as Interim President and Chief Executive Officer of GBO Inc. (formerly Groupe Bocenor Inc.), a window and door manufacturer, and also serves as a director and as Chair of its Executive Committee. Between 1992 and 2001, Mr. Wood served as Chairman, President and Chief Executive Officer of C-MAC Industries Inc., a designer and manufacturer of integrated electronic manufacturing solutions. Mr. Wood has been a member of the Board of Jean Coutu Group since March 2004. In April 2007, he was appointed Chairman of the Board of Azimut Exploration Inc. and serves as Chairman of the Board of 5N Plus Inc. Furthermore, Mr. Wood serves on the boards of National Bank Trust, Transat A.T. Inc. and Blue Mountain Wallcoverings Inc., a privately held company. He has been awarded Canada's top honor, the Order of Canada and has an honorary degree from the University of Sherbrooke.

Corporate Governance

        We recognize that good corporate governance is an important means of protecting the interests of our stockholders, associates, customers, suppliers and the community. The Board of Directors, through the Nominating and Governance Committee, monitors corporate governance developments and proposed legislative, regulatory and stock exchange corporate governance reforms.

        Website Access to Corporate Governance Materials.    Our corporate governance information and materials, including our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, current charters for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee, Code of Ethics for the Chief Executive Officer and Senior Financial Officers, Code of Ethics and Business Conduct, and our Related Person Transactions Approval Policy, are posted on our website at www.riteaid.com under the headings "Our Company—Corporate Governance" and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Board regularly reviews corporate governance developments and will modify these materials and practices from time to time as warranted.

        Codes of Ethics.    The Board has adopted a Code of Ethics that is applicable to our Chief Executive Officer and senior financial officers. The Board has also adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors and associates. Any amendment to either code or any waiver of either code for executive officers or directors will be disclosed promptly on our website at www.riteaid.com under the headings "Our Company—Corporate Governance—Code of Ethics."

        Director Independence.    For a director to be considered independent under the New York Stock Exchange corporate governance listing standards, the Board of Directors must affirmatively determine that the director does not have any direct or indirect material relationship with the Company, including any of the relationships specifically proscribed by the NYSE independence standards. The Board considers all relevant facts and circumstances in making its independence determinations. Only independent directors may serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

        As a result of this review, the Board affirmatively determined that the following directors, including each director serving on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, satisfy the independence requirements of the NYSE listing standards: Joseph B. Anderson, Jr., André Belzile, François J. Coutu, James L. Donald, Michael A. Friedman, MD, George G. Golleher (served until April 14, 2009), David R. Jessick, Michael N. Regan, Philip G. Satre, Marcy Syms and Dennis Wood. The Board also determined that the members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the NYSE requirements for audit committee members. In determining each individual's status as an independent director, the Board considered the following transactions, relationships and arrangements:

  •
  Joseph B. Anderson serves as a director of Valassis Communications, Inc., which does business with Rite Aid. Because Mr. Anderson serves only as an outside director of, and is not an officer of or otherwise employed by, Valassis Communications, Inc., the Board determined that the relationship between Rite Aid and Valassis Communications, Inc. does not constitute a material relationship between Mr. Anderson and Rite Aid.

  •
  George G. Golleher serves as the Chairman and Chief Executive Officer of Smart & Final, a chain of warehouse grocery stores, which purchases ice cream from one of the Company's subsidiaries. Because the purchases of ice cream are in an amount which is approximately .15% of Smart & Final's consolidated gross revenues, the Board determined that the relationship between Rite Aid and Smart & Final does not constitute a material relationship between Mr. Golleher and Rite Aid.

        There is no family relationship between any of the nominees, continuing directors and executive officers of Rite Aid, except that directors François Coutu and Michel Coutu are brothers.

        Majority Voting Standard and Policy.    Under the Company's By-Laws, a nominee for director in uncontested elections of directors (as is the case for this annual meeting) will be elected to the Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. In contested elections, directors will be elected by a plurality of votes cast. For this purpose, a contested election means any meeting of stockholders for which (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in the By-Laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the 14th day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

        Under the Company's Corporate Governance Guidelines (the "Guidelines"), a director who fails to receive the required number of votes for re-election in accordance with the By-Laws will, within five days following certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board, subject to the procedures set forth in the Guidelines.

Committees of the Board of Directors

        The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Current copies of the charters for each of these committees are available on our website at www.riteaid.com under the headings "Our Company—Corporate Governance—Committee Charters."

        Audit Committee.    The Audit Committee, which held eleven meetings during fiscal year 2009, currently consists of Philip G. Satre (Chairman), André Belzile, Michael N. Regan and Marcy Syms. The Board has determined that each of these individuals is an independent director under the NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 under the

Exchange Act and the additional requirements of the NYSE listing standards for audit committee members. See the section entitled "Corporate Governance—Director Independence" above. The Board has determined that Philip G. Satre qualifies as an "audit committee financial expert" as that term is defined under applicable SEC rules. It is expected that David R. Jessick will be appointed to the Audit Committee.

        The functions of the Audit Committee include the following:

  •
  Appointing, compensating and overseeing our independent registered public accounting firm ("independent auditors");

  •
  Overseeing management's fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

  •
  Overseeing the activities of the Company's internal audit function.

        The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see the section entitled "Audit Committee Report," as well as the Audit Committee's charter, which is posted on our website at www.riteaid.com under the headings "Our Company—Corporate Governance."

        Compensation Committee.    The Compensation Committee, which met eight times during fiscal year 2009, currently consists of James L. Donald, Michael A. Friedman, MD and Dennis Wood. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above. George G. Golleher served as Chairman of the Compensation Committee until his resignation from the Board in April 2009.

        The functions of the Compensation Committee include the following:

  •
  Administering Rite Aid's stock option and other equity incentive plans;

  •
  Reviewing and approving the Company's goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the CEO's performance in light of these goals and objectives and determining and approving the CEO's compensation level based on this evaluation; and

  •
  Reviewing and approving compensation with respect to all other senior management.

        The Compensation Committee reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation Committee is empowered by the Board of Directors to award to executive officers appropriate bonuses, stock options, stock appreciation rights ("SARs") and stock-based awards. The details of the processes and procedures for the consideration and determination of executive and director compensation are described in the section entitled "Compensation Discussion and Analysis."

        The Compensation Committee also has access to independent compensation data and from time to time engages outside compensation consultants. In fiscal year 2009, the Compensation Committee considered the report of outside compensation consultants with respect to executive compensation and equity compensation strategy.

        The objectives of the Compensation Committee are to support the achievement of desired company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of the Company's performance.

        Nominating and Governance Committee.    The Nominating and Governance Committee, which held two meetings during fiscal year 2009, currently consists of Joseph B. Anderson, Jr. (Chairman), François J. Coutu and Michael A. Friedman, MD. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Nominating and Governance Committee include the following:

  •
  Identifying and recommending to the Board individuals qualified to serve as Rite Aid directors;

  •
  Recommending to the Board individual directors to serve on committees of the Board;

  •
  Advising the Board with respect to matters of Board composition and procedures;

  •
  Developing and recommending to the Board a set of corporate governance principles applicable to Rite Aid and overseeing corporate governance matters generally;

  •
  Overseeing the annual evaluation of the Board and management; and

  •
  Reviewing, evaluating and recommending for approval by the Board related person transactions in which the Company is a participant.

        Executive Committee.    The members of the Executive Committee currently are Michel Coutu, Robert G. Miller, Mary F. Sammons and Philip G. Satre. The Executive Committee did not meet during fiscal year 2009. However, on four occasions, the Executive Committee acted by Unanimous Written Consent. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors.

Nomination of Directors

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering such recommendations, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

  •
  The name of the stockholder and evidence of the person's ownership of Rite Aid stock, including the number of shares owned and the length of time of ownership; and

  •
  The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Rite Aid director and the person's consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

        The stockholder recommendation and information described above must be sent to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not less than 120 days prior to the anniversary date of Rite Aid's most recent annual meeting of stockholders.

        The Nominating and Governance Committee believes that the minimum qualifications for serving as a Rite Aid director are that a candidate demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of Rite Aid's business and affairs and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate's specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.

        The Nominating and Governance Committee identifies potential candidates by asking current directors and executive officers to notify the committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the committee will also consider candidates recommended by stockholders.

        Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments. The committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

        James Donald and David R. Jessick were appointed to the Board of Directors in May 2008 and April 2009, respectively, on the recommendation of the Nominating and Governance Committee. Messrs. Donald and Jessick were recommended for consideration by the Nominating and Governance Committee by Mary Sammons, our Chairman and Chief Executive Officer.

Executive Sessions of Non-Management Directors

        In order to promote discussion among the non-management directors, regularly scheduled executive sessions (i.e., meetings of non-management directors without management present) are held to review such topics as the non-management directors determine. The non-management directors met in executive session seven times during fiscal year 2009 and were presided over by the Non-Executive Co-Chairman of the Board of Directors.

Communications with the Board of Directors

        The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management directors, any individual directors or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or committee of directors by either name or title. All such correspondence should be sent to Rite Aid Corporation, c/o Secretary, P.O. Box 3165, Harrisburg, Pennsylvania 17105. To communicate with any of the directors electronically, stockholders should go to our website at www.riteaid.com. Under the headings "Our Company—Corporate Governance—Contact Our Board" you will find an on-line form that may be used for writing an electronic message to the Board, the non-management directors, any individual directors, or any committee of directors. Please follow the instructions on the web site in order to send your message.

        All communications received as set forth above will be opened by the Secretary for the purpose of determining whether the contents represent a message to the directors, and depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non-management directors, an individual director, or committee of directors, as appropriate. The Secretary will make sufficient copies of the contents to send to each director who is a member of the Board or of the committee to which the envelope or e-mail is addressed.

Directors' Attendance at Board, Committee and Annual Meetings

        The Board of Directors held ten meetings during fiscal year 2009. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which such director served, during the period for which such director served.

        It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders. Twelve of our fourteen directors attended the 2008 Annual Meeting of Stockholders.

Directors' Compensation

        Except for Robert G. Miller, whose compensation arrangements are discussed in the section below entitled "Agreement with Mr. Miller," and except as noted below under the director compensation plan, each non-employee director other than Mr. Sokoloff (who is affiliated with Leonard Green & Partners L.P., an entity that provides services to Rite Aid, as discussed under "Certain Relationships and Related Transactions") receives an annual payment of $70,000 in cash, payable quarterly in arrears, except that the annual payment to each non-employee director who is a member of the Audit Committee is $80,000 and the annual payment to Michel Coutu in his capacity as Non-Executive Co-Chairman is $500,000. In addition, the chair of the Audit Committee receives an additional annual payment of $10,000. Each non-employee director who chairs a committee of the Board other than the Audit Committee receives an additional annual payment of $7,500. Directors who are officers and full-time Rite Aid employees and Mr. Sokoloff receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors meetings.

        Each person who was first elected or appointed as a director after January 1, 2002 and who is eligible to receive compensation for serving as a director shall, on the date first elected or appointed, receive non-qualified stock options to purchase 100,000 shares of common stock. In addition, non-employee directors other than Mr. Sokoloff are entitled to annually receive 20,000 shares of restricted stock. All of the options received by the directors vest ratably and the restrictions applicable to the restricted stock shall lapse over a three-year period beginning on the first anniversary of the date they were granted. None of such options vests after the non-employee director ceases to be a director, except in the case of a director whose service terminates after he or she reaches age 72, in which case such options will vest immediately upon termination. All of the options vest immediately upon a change in control. In accordance with the foregoing, the following number of shares of restricted stock were issued under Rite Aid's 2006 Omnibus Equity Plan to the following directors: on September 24, 2008, Ms. Syms and Messrs. Anderson, Belzile, François Coutu, Michel Coutu, Friedman, Golleher, Miller, Regan, Satre and Wood each received 20,000 shares of restricted stock. On May 13, 2008, James L. Donald was appointed to the Board of Directors and received non-qualified stock options to purchase 100,000 shares with an exercise price equal to the market price of the Company's common stock as of the close of business on the date of grant.

        In fiscal year 2009, Rite Aid's non-employee directors also received $2,000 for each Board of Directors meeting attended, $1,000 for each committee meeting attended or $2,500 for each meeting attended at which such non-employee director served as the chairman of a committee, except that Mr. Sokoloff received no such compensation.

 DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2009

        The following Director Compensation Table sets forth fees, awards and other compensation paid to or earned by our directors (other than Named Executive Officers) who served during the fiscal year ended February 28, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)(6)	Option Awards ($)(5)(7)	All Other Compensation ($)		Total
Joseph B. Anderson, Jr.	104,500	2,667	54,167			161,334
André Belzile	115,000	2,667	108,333			226,000
François J. Coutu	94,000	2,667	108,333			205,000
Michel Coutu	522,000	2,667	108,333			633,000
James L. Donald	67,231	—	35,667			102,898
Michael A. Friedman, MD	103,000	2,667	54,167			159,834
George G. Golleher	124,500	2,667	54,167			181,334
Robert A. Mariano(1)	21,000	—	4,514			25,514
Robert G. Miller(2)	154,731	2,667	54,167	507,544	(3)	719,109
Michael N. Regan	115,000	2,667	108,333			226,000
Philip G. Satre	141,500	2,667	54,167	—		198,334
Jonathan D. Sokoloff	—	—	—			—
Marcy Syms	114,000	2,667	54,167			170,834
Dennis Wood	102,000	2,667	108,333	—		213,000

(1)
Mr. Mariano resigned from the Board on May 13, 2008.

(2)
Represents annual base pay for Mr. Miller, as discussed in the section entitled "Agreement with Mr. Miller".

(3)
All Other Compensation for Mr. Miller consists of $240,000 contributed by the Company to a supplemental executive retirement plan and $267,544 for personal use of aircraft. The methodology used to calculate the incremental cost of aircraft usage is set forth in Note 6 to the Summary Compensation Table.

(4)
Represents the total expense recorded in fiscal 2009 in accordance with SFAS No. 123R for outstanding restricted stock awards. The assumptions used in determining the fair value of an award is set forth in Note 15 to our financial statements contained in our Annual Report on Form 10-K for the year ended February 28, 2009. We recognize expense ratably over the three-year vesting period.

(5)
Represents the total expense recorded in fiscal 2009 in accordance with SFAS No. 123R for outstanding stock option awards. The assumptions used in determining the fair value of the outstanding options is set forth in Note 15 to our financial statements contained in our Annual Report on Form 10-K for the year ended February 28, 2009. We recognize expense ratably over the three-year vesting period.

(6)
The number of stock awards outstanding as of February 28, 2009 for each director is detailed in the table below. The grant date fair value is included for all awards granted to our directors in fiscal 2009.

Name	Grant Date	Number of Stock Awards (#)	Grant Date Fair Value ($)
Joseph B. Anderson, Jr.	9/24/2008	20,000	0.96
André Belzile	9/24/2008	20,000	0.96
François J. Coutu	9/24/2008	20,000	0.96
Michel Coutu	9/24/2008	20,000	0.96
James L. Donald	9/24/2008	20,000	0.96
Michael A. Friedman, MD	9/24/2008	20,000	0.96
George G. Golleher	9/24/2008	20,000	0.96
Robert G. Miller	9/24/2008	20,000	0.96
Michael N. Regan	9/24/2008	20,000	0.96
Philip G. Satre	9/24/2008	20,000	0.96
Marcy Syms	9/24/2008	20,000	0.96
Dennis Wood	9/24/2008	20,000	0.96
(7)
The number of unexercised options outstanding as of February 28, 2009 for each director is detailed in the table below. Note that the grant date fair value is included for those options granted to our directors in fiscal 2008 and 2009.

Name	Grant Date	Exercise Price ($)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Grant Date Fair Value ($)
Joseph B. Anderson, Jr.	9/21/2005	3.65	100,000	—	—
	6/21/2006	4.55	50,000	—	—
	6/27/2007	6.15	16,667	33,333	3.25
André Belzile	6/4/2007	6.55	33,334	66,666	3.25
François J. Coutu	6/4/2007	6.55	33,334	66,666	3.25
Michel Coutu	6/4/2007	6.55	33,334	66,666	3.25
James L. Donald	5/13/2008	2.40	—	100,000	1.07
Michael A. Friedman, MD	10/7/2004	3.53	100,000	—	—
	6/23/2005	4.11	50,000	—	—
	6/21/2006	4.55	50,000	—	—
	6/27/2007	6.15	16,667	33,333	3.25
George G. Golleher	1/30/2002	2.26	100,000	—	—
	12/11/2002	2.10	50,000	—	—
	4/7/2004	5.40	50,000	—	—
	6/23/2005	4.11	50,000	—	—
	6/21/2006	4.55	50,000	—	—
	6/27/2007	6.15	16,667	33,333	3.25
Robert G. Miller	11/20/2000	2.75	4,200,000	—	—
	2/13/2001	4.05	4,500,000	—	—
	6/24/2004	5.38	50,000	—	—
	6/23/2005	4.11	50,000	—	—
	6/21/2006	4.55	50,000	—	—
	6/27/2007	6.15	16,667	33,333	3.25
Michael N. Regan	6/27/2007	6.15	33,334	66,666	3.25

Name	Grant Date	Exercise Price ($)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Grant Date Fair Value ($)
Philip G. Satre	4/6/2005	3.77	100,000	—	—
	6/23/2005	4.11	50,000	—	—
	6/21/2006	4.55	50,000	—	—
	6/27/2007	6.15	16,667	33,333	3.25
Marcy Syms	9/21/2005	3.65	100,000	—	—
	6/21/2006	4.55	50,000	—	—
	6/27/2007	6.15	16,667	33,333	3.25
Dennis Wood	6/4/2007	6.55	33,334	66,666	3.25

Agreement with Mr. Miller

        Mr. Miller's April 9, 2003 employment agreement was amended on April 28, 2005, pursuant to which, effective as of June 23, 2005, Mr. Miller continued serving solely as Chairman of the Board. On November 28, 2006, Rite Aid amended the April 9, 2003 agreement with Mr. Miller pursuant to which Mr. Miller stepped down as Chairman upon the closing of the Brooks Eckerd Transaction and continued to serve solely as a director through the date of the 2008 annual meeting, and the parties agreed that the Brooks Eckerd Transaction would not trigger change in control benefits. An additional amendment to Mr. Miller's employment agreement, pursuant to which Mr. Miller will continue to serve as a director until the Company's 2011 Annual Meeting of Stockholders, became effective on his re-election to the Board of Directors at the 2008 annual meeting. Additional terms of this agreement are as follows:

        Salary and incentive bonus.    Through June 25, 2008, the date of the 2008 Annual Meeting of Shareholders, Mr. Miller received annual base pay of $350,000 and was entitled to continued benefits, in their entirety, including participation in Rite Aid's fringe benefit and perquisite programs and savings plans, and continued deferred compensation as provided under the December 5, 1999 employment agreement. However, he was not entitled to participate in any incentive compensation or bonus plans. For the period starting on June 26, 2008 and ending on the later of (i) June 30, 2009 and (ii) the one year anniversary of the 2008 annual meeting (the "Term"), Mr. Miller receives a monthly base salary of $5,000 (pro-rated for any partial month) and continues to be eligible to participate in certain of the Company's fringe benefit and perquisite programs in which he was entitled to participate prior to the 2008 annual meeting, and continues to remain entitled to defer compensation as provided under the December 5, 1999 employment agreement. The Term may be extended at the mutual agreement of the parties. If the Term is not extended, Mr. Miller shall be entitled to receive solely the fees which are paid to our non-employee directors through the end of his service as a director.

        Restricted stock and options.    During his service as a director, Mr. Miller is eligible to receive option and restricted stock awards in accordance with Rite Aid's policy for members of the Board of Directors as in effect from time to time. Mr. Miller's existing stock options and shares of restricted stock continue to vest and be fully exercisable for the remainder of their stated terms.

        Termination of employment and change in control arrangements.    The termination provisions of the April 9, 2003 employment agreement became effective immediately and remain in effect until the agreement expires. Pursuant to the April 28, 2005 amendment to the April 9, 2003 agreement, if Mr. Miller was not re-elected as Chairman, he could be terminated and receive one year's base salary (as compared to three years provided under the previous agreements for a termination without cause). Under the November 28, 2006 agreement, Mr. Miller waived any right he would have pursuant to his employment agreement upon his ceasing to serve as Chairman or a change in control triggered by the Brooks Eckerd Transaction.

Agreement with Michel Coutu

        Effective as of June 27, 2007, Michel Coutu was appointed as a director of Rite Aid and non-executive co-chairman of the Board of Directors for a term of two years following the completion of the Brooks Eckerd Transaction. In this capacity, Mr. Coutu is entitled to receive an annual retainer of $500,000, payable quarterly in arrears. In addition, Mr. Coutu is also entitled to receive certain benefits and annual equity awards to the same extent as our other directors, as described under the caption "Directors' Compensation," above. On April 8, 2009, the Board extended this agreement with Mr. Coutu, on the same terms, through the date of the 2010 annual meeting of stockholders.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Comptroller of the City of New York, custodian and trustee of the New York City Employees' Retirement System and the New York City Teachers' Retirement System, which collectively own approximately 1,131,141 shares of Common Stock (based on information provided to us by the Comptroller of the City of New York), has notified the Company that it intends to present the following proposal at the Annual Meeting:

          RESOLVED, that shareholders of Rite Aid Corporation request the Board of Directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers ("NEOs") set forth in the proxy statement's Summary Compensation Table (the "SCT") and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

        Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance. In 2008, shareholders filed close to 100 "Say on Pay" resolutions. Votes on these resolutions have averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support for this reform.

        An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management with useful information about shareholder views on the company's senior executive compensation.

        In its 2008 proxy Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, "An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package."

        To date eight other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country's largest pension fund, has successfully utilized the Advisory Vote twice.

        Influential proxy voting service RiskMetrics Group recommends votes in favor, noting: "RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability."

        The Council of Institutional Investors has endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-1 margin. As presidential candidates, Senators Obama and McCain supported the Advisory Vote.

        We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the Untied Kingdom, public companies allow shareholders to cast a vote on the "directors' remuneration report," which discloses executive compensation. Such a vote isn't binding, but gives shareholders a clear voice that could help shape senior executive compensation.

        We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

        We urge our board to allow shareholders to express their opinion about senior executive compensation through an Advisory Vote.

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS
PROPOSAL TO ADOPT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR
THE FOLLOWING REASONS:

        The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is unnecessary and is not in the best interests of Rite Aid and its stockholders.

        The Board recognizes the importance of executive compensation to the overall long-term performance of Rite Aid. Rite Aid's compensation philosophy is to pay for performance that supports Rite Aid's business strategies and to pay competitively. In the "Compensation Discussion & Analysis" ("CD&A") section of this proxy statement, Rite Aid provides stockholders with a detailed and thorough description of the Company's compensation program, including the philosophy and strategy underpinning the program, the individual elements of the compensation program and how Rite Aid's compensation plans are administered. Rite Aid's compensation programs contain consistent elements designed to reward achievement of the Company's long-term objectives.

        Rite Aid's Compensation Committee, composed entirely of independent directors, is responsible for reviewing and approving the compensation of Rite Aid's chief executive officer and reviewing and recommending to the Board other senior officers' compensation levels. The Compensation Committee considers a variety of information to determine the appropriate level of competitive and equitable executive pay. By their very nature, compensation decisions require a knowledge of executive performance and confidential and sensitive strategic and operational information; expertise regarding competitive conditions and compensation practices and a familiarity with other confidential and proprietary information unavailable to stockholders.

        Some of the information could not be made available to stockholders without also providing proprietary competitive data to the Company's competitors. As proposed, stockholders would be asked to endorse or reject compensation decisions without complete information, or alternatively, the Company would have to disclose competitive information in a public document in order for stockholders to make an informed vote.

        In addition, the Compensation Committee retains an independent outside executive compensation consultant to conduct pay for performance reviews, which are performed annually after the end of the fiscal year using peer group data to benchmark Rite Aid's compensation programs and performance. While the Compensation Committee is able to use this information to timely evaluate and make recommendations regarding executive pay for the relevant performance period, an advisory stockholder vote would take place approximately four (4) months after the relevant performance period has ended. Therefore, an advisory vote is likely to be more reflective of current market conditions, rather than a consideration of the compensation awarded or recommended by the Compensation Committee for the relevant performance period that was based on information and analysis available to the Compensation Committee at the time.

        Even if the proposal were adopted, the result of the requested advisory vote cannot be expected to provide the Company with meaningful results. If stockholders do not ratify compensation decisions, the Company will understand that stockholders are dissatisfied. However, the source of the stockholder dissatisfaction will not necessarily be clear, much less the action that should be taken to address their concerns.

        The proposal states that the United Kingdom allows an advisory vote on executive compensation. The Board believes that comparing U.S. compensation practices to those in the United Kingdom is inappropriate. Because an advisory stockholder vote on executive compensation is mandatory for all public United Kingdom companies, no one United Kingdom company is competitively disadvantaged by this requirement. Rite Aid, on the other hand, could find it more difficult to recruit and retain executive talent if it became one of the small number of U.S. companies to adopt an advisory vote, as the practice could lead to a perception that compensation opportunities at Rite Aid may be limited or negatively affected compared to opportunities at other companies that have not adopted this practice. Moreover, we have found no evidence of increased investor satisfaction with United Kingdom pay practices and we are not aware of any company in Rite Aid's peer group (as identified in the CD&A) that has adopted this practice.

        The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective and competitive compensation recommendations and decisions that are in the best interest of Rite Aid and its stockholders. The Compensation Committee should have flexibility in making the appropriate compensation recommendations and decisions so that Rite Aid can motivate and competitively compensate Rite Aid executives in alignment with Rite Aid's performance. The Board appreciates that stockholders are a crucial stakeholder whose views must be heard and valued. Stockholders who wish to express their opinion on the Company's executive compensation strategy or any other matter are encouraged to do so in writing to the Board pursuant to the process described in the "Communications with the Board of Directors" section of this proxy statement. The Board believes that this approach facilitates a sharing of stockholder views and is ultimately more meaningful and useful to the Board than a non-binding advisory vote that is based on incomplete information.

RECOMMENDATION

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS THAT YOU VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL.

PROPOSAL NO. 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The accounting firm of Deloitte & Touche LLP ("Deloitte & Touche") has been selected as the independent registered public accounting firm for the Company for the fiscal year ending February 27,

2010. Deloitte & Touche has audited the accounts and records of Rite Aid and its subsidiaries since 2000. Although the selection of accounting firms does not require ratification, the Board of Directors has directed that the appointment of Deloitte & Touche be submitted to the stockholders for ratification due to the significance of their appointment by the Company. If the stockholders do not ratify the appointment of Deloitte & Touche, the Board of Directors will consider the appointment of another independent registered public accounting firm. A representative of Deloitte & Touche will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010

EXECUTIVE OFFICERS

        Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of Rite Aid.

Name	Age	Position with Rite Aid
Mary F. Sammons(1)	62	Chairman and Chief Executive Officer
John T. Standley(2)	46	President and Chief Operating Officer
Frank G. Vitrano	53	Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Kenneth A. Martindale	49	Senior Executive Vice President, Chief Merchandising, Marketing & Logistics Officer
Brian R. Fiala	48	Executive Vice President, Store Operations
Marc A. Strassler	61	Executive Vice President, General Counsel and Secretary
Douglas E. Donley	46	Senior Vice President, Chief Accounting Officer

(1)
Ms. Sammons' biographical information is provided above in the section identifying the Board of Directors.

(2)
Mr. Standley's biographical information is provided above in the section identifying the Board of Directors.

        Frank G. Vitrano.    Mr. Vitrano was appointed Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer in September 2008. He was a self-employed private investor from January 2008 to September 2008. Previously, Mr. Vitrano spent 35 years at Pathmark Stores, Inc., where most recently he served as President, Chief Financial Officer and Treasurer from October 2002 through December 2007. Prior to serving as President, Chief Financial Officer and Treasurer, Mr. Vitrano served in a variety of positions at Pathmark. Mr. Vitrano was a Director of Pathmark Stores, Inc. from 2000 to 2005.

        Kenneth A. Martindale.    Mr. Martindale was appointed Senior Executive Vice President, Chief Merchandising, Marketing and Logistics Officer in December 2008. He was a self-employed private investor from January 2008 to December 2008. Previously, Mr. Martindale served as Co-President, Chief Merchandising and Marketing Officer for Pathmark Stores, Inc. from January 2006 until December 2007. In January 2000, Mr. Martindale joined the Board of Directors of Intesource, Inc.; became Chairman of the Board in March 2004; and served as President, Chief Executive Officer and Chairman of the Board from November 2004 until January 2006. From September 1999 until

November 2004, Mr. Martindale was Principal of Martindale Development Group, L.L.C. In September 1999 until July 2003, Mr. Martindale was Managing Director/CEO of Orchard Street, Inc., a privately held specialty food retailer which he founded and owned. Mr. Martindale was Executive Vice President of Sales and Procurement with Fred Meyer, Inc. from January 1998 until September 1999 and was Senior Vice President of Sales and Procurement with Smith's Food & Drug Centers, Inc. in June 1996 until January 1998.

        Brian R. Fiala.    Mr. Fiala was appointed Executive Vice President of Store Operations in June 2007. He was a self employed private investor from July 2006 to June 2007. Previously, Mr. Fiala spent 24 years with Target Corporation, where most recently he served as Senior Vice President on the East Coast until July 2006. Mr. Fiala joined Target in 1983 as a management trainee, was promoted into various positions including Store Team Leader, Regional Merchandise Manager, District Team Leader, and Regional Director. In 1998, Mr. Fiala was named Regional Vice President for the Northeast and in 2001 was promoted to Senior Vice President of Target.

        Marc A. Strassler.    Mr. Strassler was appointed Executive Vice President, General Counsel and Secretary in March 2009. From January 2008 until March 2009, Mr. Strassler was a self-employed private investor. Previously, Mr. Strassler served as Senior Vice President, General Counsel and Corporate Secretary with Pathmark Stores, Inc. from 1997 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. From 1987 until 1997, he served as Vice President, General Counsel and Secretary of Pathmark. From 1974 until 1987, Mr. Strassler served in a variety of legal positions at Pathmark.

        Douglas E. Donley.    Mr. Donley was appointed Senior Vice President, Chief Accounting Officer in October 2005. He had been Group Vice President, Corporate Controller from 1999 to October 2005. Mr. Donley served as the acting principal financial officer of the Company from October 7 to October 8, 2008, and as a financial analyst for the Company from 1996 to 1999. He was an internal auditor for Harsco Corporation from 1994 to 1996. Prior to joining Harsco, he was an auditor for KPMG Peat Marwick. In March 2007, pursuant to a plea agreement, Mr. Donley pled guilty to state misdemeanor offenses related to driving under the influence. Mr. Donley has subsequently satisfied all terms of the plea agreement. The Company believes that this matter does not adversely affect Mr. Donley's fitness to serve as an officer.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        Rite Aid Corporation is the third largest retail drugstore chain in the United States based on revenues and number of stores, operating approximately 4,900 stores in 31 states and the District of Columbia. A primary component of the Company's human resource strategy is to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to the Company's core values of excellence, integrity and respect for people and have the ability to execute the Company's strategic and operational priorities.

Objectives of Executive Compensation

        All executive compensation and benefits programs are within the purview of the Compensation Committee, which bases these programs on the same objectives that guide the Company in establishing all of its compensation programs, outlined below. The Compensation Committee also administers the Company's equity incentive compensation plans. In establishing or approving the compensation of our Chief Executive Officer and the other executive officers named in the Summary Compensation Table

(the "Named Executive Officers") in any given year, the Compensation Committee is generally guided by the following objectives:

          Compensation should be based on the level of job responsibility, individual performance, and company performance, and should foster the long-term focus required for success in the retail drugstore industry. As associates progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance and shareholder returns and to longer-term performance because they are in a position to have greater influence on longer-term results.

          Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled, diverse work force, we must remain competitive with the pay of other employers who compete with us for talent.

          Compensation should reward performance. Our programs should deliver compensation in relationship to company performance. Where company performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to the Company to support the stability and future needs of the Company.

          To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company's achievement of its strategic and operational goals.

          Compensation and benefit programs should be set across consistent measures and goals at all levels of the organization. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

          Compensation and benefit programs should attract associates who are interested in a career at Rite Aid.

The Committee's Processes

        The Compensation Committee has established a number of processes to assist it in ensuring that the Company's executive compensation program is achieving its objectives. Among those are:

          Assessment of Company performance.     The Compensation Committee uses company performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers various measures of Company and industry performance, including, but not limited to, comparable store sales growth, Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and certain other adjustments), earnings growth, return on sales, return on average invested capital and assets and total shareholder return. In determining relative performance to the Company's peer group, the Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific Company target incentive/award levels and performance measures that determine the size of payouts under the Company's two formula-based incentive programs—the cash incentive bonus program and the long-term incentive program.

          Assessment of individual performance.     Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. With respect to the CEO, the independent directors meet with the CEO in executive session annually at the beginning of the year to agree upon the CEO's performance objectives (both individual and Company objectives) for the year. At the end of the year, the independent directors meet in executive session to conduct a performance review of the CEO based on his or her achievement of the agreed-upon objectives, contribution to the Company's performance, and other leadership accomplishments. This evaluation is shared with the CEO and is provided to the Compensation Committee for its consideration in setting the CEO's compensation.

          For the other Named Executive Officers, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board of Directors' interactions with the executive officer. As with the CEO, the performance evaluation of these executives is based on achievement of pre-agreed objectives by the executive and his or her organization, his or her contribution to the Company's performance, and other leadership accomplishments.

          Benchmarking.     The Compensation Committee benchmarks the Company's programs with a peer group of retail organizations via external survey and compensation recommendations from Mercer Human Resources Consulting, a qualified, independent compensation consultant that reports its findings directly to the Compensation Committee. The independent compensation consultant is retained by the Compensation Committee to select the peer group of companies and conduct a market assessment of all components of executive compensation For the Company's 2009 fiscal year, this peer group consisted of the following companies: BJ's Wholesale; Costco; CVS/Caremark; Family Dollar Stores; Great Atlantic & Pacific Tea Co.; Home Depot; Longs Drug Store; Lowe's Companies; Safeway, Inc.; Target Corp. and Walgreen Co. The peer group companies that were selected fall within a similar revenue range and industry as Rite Aid. The Compensation Committee compares the peer group companies' executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Compensation Committee uses the peer group data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the peer group companies when the Company achieves the targeted performance levels. The independent compensation consultant assessed Rite Aid's performance relative to its peer group and observed alignment of performance with actual total direct compensation levels.

          Total compensation review.     The Compensation Committee reviews each executive's base pay, bonus, long-term incentives and retirement benefits annually with the guidance of the Compensation Committee's independent consultant. Following the fiscal year 2009 review, the Compensation Committee determined that these elements of compensation were reasonable in the aggregate.

Components of Executive Compensation for Fiscal Year 2009

        For fiscal year 2009, the compensation of executives consisted of four primary components—base salary, a cash incentive bonus award under the Company's annual incentive bonus plan, long-term incentives consisting of stock options, restricted stock and performance units and a benefits package. The Compensation Committee believes that this program balances both the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of base benefits in a way that furthers the compensation objectives discussed above. Following is a discussion of the Compensation Committee's considerations in establishing each of the components for the executive officers.

Base Salary

        Base salary is one element of an executive's annual cash compensation during employment. The value of base salary reflects the employee's long-term performance, skill set and the market value of that skill set. In setting base salaries for fiscal year 2009, the Compensation Committee considered the following factors:

          The median of comparable companies.     The Compensation Committee generally attempts to provide base compensation approximating the median of the selected group of peer companies listed above. In April 2008, the Compensation Committee reviewed the base salaries of the Named Executive Officers relative to the peer companies and approved minimal adjustments to the base salaries of certain of the Named Executive Officers as set forth below.

          Internal relativity, meaning the relative pay differences for different job levels.

          Individual performance.     Except for increases associated with promotions or increased responsibility, increases in base salary for executives from year to year are generally limited to minimal adjustments to reflect individual performance.

          Peer group data specific to the executive's position, where applicable. As noted above, we used the peer group data to test for reasonableness and competitiveness of base salaries, but we also exercised subjective judgment in view of our compensation objectives.

          Consideration of the mix of overall compensation.     Consistent with our compensation objectives, as executives progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to company performance and stockholder returns. Thus, for example, Ms. Sammons' overall compensation is more heavily weighted toward incentive compensation and equity compensation than that of the other executive officers.

          In establishing Ms. Sammons' base salary for fiscal year 2009, the Compensation Committee applied the principles described above under "The Committee's Processes." In an executive session including all independent directors, the Compensation Committee assessed Ms. Sammons' fiscal year 2008 performance. They considered the Company's and Ms. Sammons' accomplishment of objectives that had been established at the beginning of the year and its own subjective assessment of her performance. They noted that under Ms. Sammons' leadership, in fiscal year 2008 the Company completed the acquisition of Brooks Eckerd, performed integration and conversion activities in the acquired stores, improved customer satisfaction and continued to develop and execute its strategic plan to deliver long-term shareholder value. In recognition of her continued strong leadership in fiscal year 2008, the Compensation Committee set Ms. Sammons' base salary for fiscal year 2009 at $1,000,000, the same level that it was for fiscal years 2004 through 2008.

          The Compensation Committee reviewed similar considerations for each of the other Named Executive Officers and approved increases based upon a subjective assessment of their respective performance. The Compensation Committee approved Mr. Standley's annual salary upon his appointment as President and Chief Operating Officer in September 2008 and Mr. Vitrano's annual salary upon his appointment as Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer in September 2008. The Compensation Committee increased the annual salary for Mr. Twomey by three percent for fiscal year 2009 in consideration for his performance as Executive Vice President, Chief Financial Officer. Mr. Twomey subsequently left the Company in September 2008. The Compensation Committee did not increase the annual salary for fiscal year 2009 for Mr. Legault as Chief Administrative Officer, who left the Company in September 2008. The Compensation Committee increased the annual salary for Mr. Easley by five percent for fiscal year 2009 in consideration for his performance as Chief Operating Officer. Mr. Easley subsequently left the Company in September 2008. The Compensation Committee

  increased Mr. Donley's annual salary by four percent in fiscal year 2009 based upon his performance as Senior Vice President, Chief Accounting Officer. The Compensation Committee increased Mr. Fiala's annual salary by four percent in fiscal year 2009 based upon his performance as Executive Vice President, Store Operations. The Compensation Committee increased Mr. Sari's annual salary by four percent in fiscal year 2009 based upon his performance as Executive Vice President, General Counsel. Mr. Sari subsequently left the Company on April 8, 2009.

Cash Incentive Bonuses

        The Company has established an annual incentive bonus plan in order to incentivize associates to meet the Company's Adjusted EBITDA and customer satisfaction targets for fiscal year 2009. Named Executive Officers, other executive officers and key managers of the Company participate in this cash bonus plan. The bonuses paid for fiscal year 2009 appear in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column. Under the plan, bonus target amounts, expressed as a percentage of base salary, are established for participants at the beginning of each fiscal year. Bonus payouts for the year are then determined by the Company's financial and customer satisfaction results for the year relative to predetermined performance measures. The Compensation Committee considered the following when establishing the awards for fiscal year 2009:

          Bonus targets.     Bonus targets as a percentage of base salary for each individual were based on job responsibilities, internal relativity, and peer group data. Our objective was to set bonus targets such that total annual cash compensation was within the broad middle range of peer group companies and a substantial portion of that compensation was linked to company performance. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to company performance through the bonus plan. Thus, the Compensation Committee established the following bonus targets for fiscal year 2009 (expressed as a percentage of base salary): Ms. Sammons, 200 percent; Mr. Standley, 125 percent; Mr. Vitrano, 110 percent; Mr. Martindale, 100 percent; Messrs. Fiala and Sari, 60 percent; and Mr. Donley, 50 percent.

          Company performance measures.     For all participants in the annual incentive bonus plan, including the Named Executive Officers, the Compensation Committee established fiscal year 2009 company performance measures between the minimum ($1,005 million) and the maximum ($1,105 million) Adjusted EBITDA targets and the minimum (71%) and maximum (80%) of overall customer satisfaction survey targets. The measures were determined in April 2008, near the beginning of the fiscal year. The Compensation Committee believes that this mix of performance measures encourages associates to focus appropriately on improving both operating results and customer service. The measures are also effective motivators because they are easy to track and clearly understood by associates. Under the plan formula, payouts can range from zero to 200 percent of bonus targets depending on company performance. In establishing the performance target for Adjusted EBITDA and customer satisfaction, the Compensation Committee considered the expected fiscal year 2009 performance of these measures. Although no earnings bonuses were paid in fiscal year 2009, a bonus for improvement in customer satisfaction (calculated based upon achievement of 98.7% of the customer satisfaction survey targets, which equates to a bonus payout equal to 17.2% of the fiscal year 2009 bonus target), was paid to field management and corporate personnel, including the Named Executive Officers, except for Ms. Sammons who declined her bonus in the amount of $344,000 for fiscal year 2009.

Long-Term Incentive Program

        In fiscal year 2009, we employed three forms of long term incentives: performance awards, stock options and restricted stock. For the executive officers, performance awards comprised 60 percent, stock option grants comprised 25 percent, and restricted stock comprised 15 percent of the total long-term incentive level established by the Compensation Committee. These incentives foster the long-term perspective necessary for continued success in our business. They also ensure that our leaders are properly focused on shareholder value. Stock options and restricted stock have traditionally been granted broadly and deeply within the organization, with approximately 1,500 management and field associates now participating in our long-term incentive program. In determining the value of grants for executives, the Compensation Committee's overall objective was to set combined grant values of stock options, restricted stock and performance awards that were competitive within the broad middle range of peer company long-term incentive grant amounts. The Compensation Committee's process for setting grant dates is discussed below. Then, on the grant date those values are converted to the equivalent number of shares based on the closing price of the Company's common stock on the date of grant for restricted shares and performance units, and using the Black-Scholes valuation method for stock options.

          Grant timing and price.    The Compensation Committee's procedure for timing of these grants (performance awards, restricted stock and stock options) provides assurance that grant timing is not being manipulated to result in a price that is favorable to associates. The annual grant date is typically in late June, however, for fiscal year 2009 the grant date for all eligible employees including the Named Executive Officers (approximately 1,500 associates) was changed to early October so that the long-term incentive program could be redesigned to provide for a closer pay for performance alignment, especially for the Named Executive Officers. The Compensation Committee plans to return to a late June grant timing for fiscal year 2010.

        For fiscal year 2009, the Compensation Committee decided that total grant values should remain unchanged from the prior fiscal year for each eligible position, having determined that there is appropriate alignment with long-term incentive target levels. In making this determination, the Compensation Committee reviewed available peer group data and found that the design of the long-term incentive program is reasonably aligned with those of the general retail industry market practice. Grant values for individual executive officers were determined by individual performance and internal relativity. Consistent with the Company's compensation philosophy, executive officers at higher levels received a greater proportion of total pay in the form of long-term incentives.

  Performance Awards

        Performance awards provide the Named Executive Officers and other executives with units, payable in cash if the designated Company performance goals are achieved, aligning interests of executives with those of shareholders. The awards, normally granted annually, are structured as a targeted number of units based on the Company's achievement of specific Adjusted EBITDA levels over a three-year period. The Company granted performance awards for fiscal year 2009 to the Named Executive Officers with possible payouts ranging from zero to 200 percent of the target number of units, depending on Adjusted EBITDA as compared to the target, set annually, for fiscal years 2009, 2010 and 2011. The Adjusted EBITDA target for fiscal 2009 was set at $1,005 million. The awards are paid in cash at the end of the three-year performance period.

        The Compensation Committee approved the terms of the fiscal year 2009 performance awards in October 2008, and took into consideration the following:

          Target grant size.     As noted above under "Long-Term Incentive Program," performance awards were 60 percent of the total grant values established by the Compensation Committee. The Compensation Committee decided that total grant values should remain unchanged from fiscal year 2008, but the percentage representing long-term performance-based awards should be increased to 60% of such total.

          Company performance measure.     As in previous years, the Compensation Committee established the performance measure as Adjusted EBITDA for each fiscal year over a three-year period. The Compensation Committee believes Adjusted EBITDA is an effective motivator because it is closely linked to shareholder value and has the greater ability to be impacted by the executives. In setting the target Adjusted EBITDA for fiscal year 2009, the Compensation Committee considered the expected earnings performance of the Company. Pursuant to the performance plan adopted on June 20, 2006 and based on the Company's attainment of 96% of the combined Adjusted EBITDA target for the 2007, 2008 and 2009 fiscal years, cash performance awards were made in the 2009 fiscal year to senior management, including the Named Executive Officers, except for Ms. Sammons who declined her award in the amount of $27,446 for fiscal year 2009. Mr. Sari received an award of $6,099 and Mr. Donley received an award of $3,344. The other Named Executive Officers were not eligible for this award since they were not employed by the Company for the entire performance cycle. The value of these awards for the eligible Named Executive Officers was based upon the number of performance units earned by each officer multiplied by the closing price of our common stock on April 1, 2009.

          Longer-term focus and retention considerations.     To enhance the performance awards' incentives for longer-term focus and retention, the awards to Named Executive Officers for fiscal year 2009 are payable in cash that is subject to forfeiture if the executive leaves the Company prior to February 2011 or such later date that Adjusted EBITDA performance for the period is determined, except by reason of death, disability, retirement, or by consent of the Compensation Committee.

  Stock Options

        Stock options align associate incentives with the interests of shareholders because options have value only if the stock price increases over time. The Company's ten-year options, granted at the market price on the date of grant, help focus employees on long-term growth. In addition, options are intended to help retain key associates because they vest over a four-year period, which also helps keep employees focused on long-term performance. The Company does not reprice options; likewise, if the stock price declines after the grant date, we do not replace options.

        The Compensation Committee considered the following in establishing the fiscal year 2009 option grants to executive officers:

          Grant size.     As noted above under "Equity Incentive Program," stock option grants comprised 25 percent of the total equity grant values (measured in accordance with SFAS No. 123R) established by the Compensation Committee. The total grant values were unchanged from fiscal year 2008, but the percentage representing stock options was decreased to 25% of such total.

  Restricted Stock

        Restricted stock grants are intended to help retain key associates because they generally vest over a three-year period, which also helps keep employees focused on long-term performance. Combined grants (restricted stock, performance awards and stock options) provide a better balance for executive officers between risk and potential reward as compared to a grant consisting solely of stock options.

        The Compensation Committee considered the following in establishing the fiscal year 2009 restricted stock grants to executive officers:

          Grant size.     As noted above under "Long-Term Incentive Program," restricted stock grants were 15 percent of the total equity grant values (measured in accordance with SFAS No. 123R) established by the Compensation Committee. The total grant values were unchanged from fiscal year 2008, but the percentage representing restricted stock was decreased to 15% of such total.

Post-Retirement Benefits

        Supplemental Executive Retirement Plans.    The Company has established retirement plans for its executive officers, including the Named Executive Officers, to provide a predetermined benefit upon retirement. Ms. Sammons and Mr. Miller receive benefits under a defined contribution supplemental retirement plan (the "SERP"). Each month, $20,000 is credited for investment for each of Ms. Sammons and Mr. Miller, respectively. Under the SERP, the participants are able to direct the deemed investment of the amounts by selecting one or more investment vehicles from a group of deemed investments offered pursuant to the plan. These deemed investments are made each month during the term of the participants' service with Rite Aid. Each of Ms. Sammons and Mr. Miller is fully vested at all times in their accounts under the SERP and will receive their vested account balance (or payment in installments in such election was made) upon the earlier to occur of: (i) termination of employment (or service as a director in the case of Mr. Miller) with the Company, including due to death or disability; and (ii) a hardship withdrawal pursuant to the terms of the SERP.

        Messrs. Standley, Vitrano, Fiala, Sari, Donley, Easley, Legault and Twomey receive benefits under a defined contribution supplemental executive retirement plan ("Supplemental Plan"), which is different from the plan maintained for Ms. Sammons and Mr. Miller noted above. Under the Supplemental Plan, Rite Aid credits a specific sum to an individual account established for Messrs. Standley, Easley, Vitrano, Legault, Twomey, Fiala, Sari and Donley and other participating executive officers, on a monthly basis while such officer is employed. The amount credited is equal to 2% of the executive officer's annual base compensation, up to a maximum of $15,000 per month. The participants are able to select among a choice of earnings indexes, and their accounts are credited with earnings which mirror the investment results of such indexes. Annually Rite Aid makes investments for all participants in the Supplemental Plan. Participants vest in their accounts at the rate of 20% per year for each full year of participation in the Supplemental Plan at a five-year rolling rate, provided that the entire account balance for each participant shall vest upon a "change in control" of the Company, as defined in the Supplemental Plan, only if such participant is involuntarily terminated without cause within twelve months of the change in control. Participants will receive their vested account balance upon the earliest to occur of: (i) their retirement at age 60 or greater, with at least five years of participation in the Plan; (ii) termination of employment with the Company (including due to death or disability); and (iii) a hardship withdrawal pursuant to the terms of the Supplemental Plan.

Other Post-Employment and Change in Control Benefits

        To attract and retain highly skilled executives and to provide for certainty of rights and obligations, Rite Aid has historically provided employment agreements to its executive officers and certain other key employees. On December 5, 1999, Rite Aid entered into an employment agreement with Ms. Sammons, which was subsequently amended on May 7, 2001, September 30, 2003, October 11, 2006, September 24 2008 and December 30, 2008. On September 24, 2008, Rite Aid entered into an employment agreement with Mr. Standley; on September 24, 2008, Rite Aid entered into an employment agreement with Mr. Vitrano; on June 26, 2007, Rite Aid entered into an employment agreement with Mr. Fiala, which was subsequently amended on December 18, 2008; on February 28, 2001, Rite Aid entered into an employment agreement with Mr. Sari, which was subsequently amended on December 18, 2008; on August 1, 2000, Rite Aid entered into an employment agreement with Mr. Donley, which was subsequently amended on December 18, 2008; on August 20, 2007, Rite Aid entered into an employment agreement with Mr. Easley; on February 2, 2007, Rite Aid entered into an employment agreement, effective as of June 4, 2007, with Mr. Legault; on September 1, 2003, Rite Aid entered into an employment agreement with Mr. Twomey. The terms of the employment agreements are described in more detail under the caption "Executive Employment Agreements." Under Ms. Sammons's employment agreement, any termination of employment by Ms. Sammons within the six month period commencing on the date of a change in control of Rite Aid will be treated as a termination of employment by the Executive for "good reason," as defined in the agreement. Additional information regarding the severance and change in control benefits provided under the employment agreements is described under the caption "Potential Payments Upon Termination or Change in Control."

Deductibility Cap on Executive Compensation

        The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code of 1986, as amended, treats certain elements of executive compensation in excess of $1,000,000 a year as an expense not deductible by the Company for federal income tax purposes. Payments in excess of the $1,000,000 limit will be deductible if they meet the definition of "performance-based compensation" as defined in Section 162(m). However, certain payments made to the Named Executive Officers will not qualify as performance-based compensation under Section 162(m). The Compensation Committee reserves the right to pay compensation that may be non-deductible to the Company if it determines that it would be in the best interests of the Company.

Changes to Executive Compensation for Fiscal Year 2010

        For fiscal year 2010 (commencing March 1, 2009), base salary for the Named Executive Officers and other executive officers of the Company will remain unchanged from fiscal year 2009. Although the executives performed well on an individual basis, the focus will continue on the potential value that these executives might gain through the performance-based cash incentive bonus and the long-term incentive program. The Compensation Committee supports this salary freeze, which increases the alignment of compensation with Company performance and the objectives of our stockholders.

        The performance measures for the cash incentive bonus opportunity for the Named Executive Officers and other executive officers of the Company for fiscal year 2010 will be based solely on the attainment of Adjusted EBITDA thresholds and will not contain a customer satisfaction component or target. Although improvements in customer satisfaction continue to be a focus of the Company, this change more closely aligns compensation with the Company's financial performance goals.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

  George G. Golleher, Chairman (fiscal year 2009)
  James L. Donald
  Michael A. Friedman, MD
  Dennis Wood

SUMMARY COMPENSATION TABLE

        The following summary compensation table sets forth the cash and non-cash compensation for the fiscal years ended February 28, 2009, March 1, 2008 and March 3, 2007, respectively, paid to or earned by (i) our principal executive officer, (ii) all individuals serving as the principal financial officer during fiscal year 2009, and (iii) the other three most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), as well as two additional individuals for whom disclosure would have been required under the SEC's rules but for the fact that the individual was not serving as an executive officer of the Company at the end of our last completed fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change In Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)		Total ($)
Mary F. Sammons	2009	1,000,000		—	582,494	597,695	—	—	356,207	(7)	2,536,396
(Chairman & CEO)	2008	1,000,000		1,500,000	1,169,975	674,521	322,000	16,355	565,125	(8)	5,247,976
	2007	1,000,000		—	666,569	602,593	1,543,631	6,719	451,454	(9)	4,270,966
John T. Standley	2009	373,846	(10)	—	6,317	205,737	96,750	—	72,840	(11)	755,490
(President & COO)
Frank G. Vitrano	2009	290,769	(12)	—	4,907	85,643	66,220	—	67,944	(13)	515,483
(Senior Executive VP, CAO & CFO)
Brian R. Fiala	2009	457,261		—	125,354	209,160	47,224	—	74,637	(13)	913,636
(Executive VP, Store Operations)
Robert B. Sari	2009	448,118		—	84,130	112,512	209,648	—	135,413	(14)	989,821
(Exec VP, GC)	2008	415,694		424,800	167,177	121,121	40,186	—	182,280	(15)	1,351,258
Douglas E. Donley	2009	330,725		—	54,428	67,780	28,463	—	58,302	(16)	539,698
(Sr VP, Chief Accounting Officer)
Robert J. Easley	2009	468,750	(17)	—	435,029	603,112	—	—	3,476,417	(18)	4,983,308
(Former COO)
Pierre Legault	2009	447,115	(19)	—	698,900	900,662	—	—	3,180,332	(20)	5,227,009
(Former Executive	2008	504,807		7,500	209,964	300,220	99,619	—	135,357	(21)	1,257,467
VP, Chief Admin. Officer)
Kevin Twomey	2009	279,283	(22)	—	128,332	233,819	—	—	1,676,999	(23)	2,318,433
(Former Executive	2008	454,936		436,578	184,872	128,365	43,978	44,868	152,676	(24)	1,446,273
VP & CFO)	2007	437,505		—	109,769	97,288	270,290	—	147,328	(25)	1,062,180

(1)
Amounts consist of a special award paid in connection with the Brooks Eckerd Transaction and, for Mr. Legault, a signing bonus paid in connection with his commencement of employment with us in the 2008 fiscal year.

(2)
Represents the total expense recorded in the indicated fiscal year in accordance with SFAS No. 123R for outstanding stock awards, including restricted stock awards and performance share awards. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15 of the Company's Annual Report on Form 10-K as filed with the SEC on April [    ], 2009, April 29, 2008 or April 30, 2007, as applicable.

(3)
Represents the total expense recorded in the indicated fiscal year in accordance with SFAS No. 123R for outstanding stock option awards. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15 of the Company's Annual Report on Form 10-K as filed with the SEC on April [    ], 2009, April 29, 2008 or April 30, 2007, as applicable.

(4)
Consists of an annual cash incentive bonus for performance in the applicable fiscal year.

(5)
Represents above-market earnings (over 120% of the "applicable federal rate" or "AFR") under the Company's defined contribution supplemental executive retirement plans.

(6)
With respect to personal use of aircraft as described in these footnotes to the Summary Compensation Table, the Company determines the incremental cost of an officer's aircraft usage by calculating the variable flight-hour cost associated with the particular aircraft. Variable cost in general includes fuel, landing fees, maintenance costs per flight, per hour and catering.

(7)
All Other Compensation for Ms. Sammons for fiscal 2009 includes $13,242 for Company match for 401(k) plan, $240,000 for Company contributions to a supplemental executive retirement plan, $87,265 for personal use of aircraft, $12,000 for car allowance and $3,700 for personal financial services.

(8)
All Other Compensation for Ms. Sammons for fiscal 2008 includes $9,086 for Company match for 401(k) plan, $240,000 for Company contributions to a supplemental executive retirement plan, $87,656 of earnings equal to 120% of the AFR of said plan, $207,733 for personal use of aircraft, $12,000 for car allowance and $8,650 for personal financial services.

(9)
All Other Compensation for Ms. Sammons for fiscal 2007 includes $240,000 for Company contributions to a supplemental executive retirement plan, $104,911 of earnings equal to 120% of AFR under said plan, $89,343 for personal use of aircraft, $12,000 car allowance, and $5,200 for personal financial planning services.

(10)
Salary for Mr. Standley for fiscal 2009 is for the period commencing September 24, 2008, the date on which Mr. Standley commenced employment with the Company, through the end of fiscal 2009.

(11)
All Other Compensation for Mr. Standley for fiscal 2009 includes $21,000 for Company contributions to a supplemental executive retirement plan, $9,535 for Company matching contributions to our 401(k) plan, $19,920 for personal use of aircraft, $5,000 for car allowance, and $17,385 for personal financial planning services.

(12)
Salary for Mr. Vitrano for fiscal 2009 is for the period commencing September 24, 2008, the date on which Mr. Vitrano commenced employment with the Company, through the end of fiscal 2009.

(13)
All Other Compensation for Mr. Vitrano for fiscal 2009 includes $19,600 for Company contributions to a supplemental executive retirement plan, $5,000 for car allowance, and $14,731 for personal financial planning services, and $28,613 for other employer paid benefits.

(13)
All Other Compensation for Mr. Fiala for fiscal 2009 includes $43,648 for Company contributions to a supplemental executive retirement plan, $476 of earnings equal to 120% of the AFR of said plan, $18,513 for personal use of aircraft and $12,000 for car allowance.

(14)
All Other Compensation for Mr. Sari for fiscal 2009 includes $42,676 for Company contributions to a supplemental executive retirement plan, $6,437 of earnings equal to 120% of the AFR of said plan , $15,720 for Company matching contributions to our 401(k) plan, $58,015 for personal use of aircraft, $12,000 for car allowance, $565 for personal financial planning services.

(15)
All Other Compensation for Mr. Sari for fiscal 2008 includes $99,200 for Company contributions to a supplemental executive retirement plan, $9,714 for Company matching contributions to our 401(k) plan, $60,734 for personal use of aircraft, a $12,000 car allowance, $485 for personal financial planning services and $147 in other employer paid benefits.

(16)
All Other Compensation for Mr. Donley for fiscal 2009 includes $14,732 for Company matching contributions to our 401(k) plan, $31,569 for Company contributions to a supplemental executive retirement plan, and $12,000 for car allowance.

(17)
Salary for Mr. Easley for fiscal 2009 is for the period commencing at the beginning of fiscal 2009 and ending on September 24, 2008, the date on which Mr. Easley ceased to be employed by the Company.

(18)
All Other Compensation for Mr. Easley for fiscal 2009 includes $3,307,500 for severance pursuant to his employment agreement, $60,577 for vacation earned prior to termination, $90,762 for personal use of aircraft, $22,578 for other employer paid benefits and $7,000 for car allowance. Also included in All Other Compensation is the forfeiture of $12,000 of Company contributions to a supplemental executive retirement plan, which was recorded as a decrease in compensation.

(19)
Salary for Mr. Legault for fiscal 2009 is for the period commencing at the beginning of fiscal 2009 and ending on September 24, 2008, the date on which Mr. Legault ceased to be employed by the Company.

(20)
All Other Compensation for Mr. Legault for fiscal 2009 includes $3,150,000 for severance pursuant to his employment agreement, $12,981 for vacation earned prior to termination, $12,351 for Company matching contributions to our 401(k) plan, $10,000 for personal financial planning services, and $7,000 for car allowance. Also included in All Other Compensation is the forfeiture of $12,000 of Company contributions to a supplemental executive retirement plan, which was recorded as a decrease to compensation.

(21)
All Other Compensation for Mr. Legault for fiscal 2008 includes $120,000 for Company contributions to a supplemental executive retirement plan, $4,963 for Company matching contributions to our 401(k) plan, a $7,711 car allowance and $2,683 in other employer paid benefits.

(22)
Salary for Mr. Twomey for fiscal 2009 is for the period commencing at the beginning of fiscal 2009 and ending on September 24, 2008, the date on which Mr. Twomey ceased to be employed by the Company.

(23)
All Other Compensation for Mr. Twomey for fiscal 2009 includes $1,641,212 for severance pursuant to his employment agreement, $36,071 for vacation earned prior to termination, and $7,000 for car allowance. Also included in All Other Compensation is the forfeiture of $7,284 of Company contributions to a supplemental executive retirement plan, which was recorded as a decrease to compensation.

(24)
All Other Compensation for Mr. Twomey for fiscal 2008 includes $108,562 for Company contributions to a supplemental executive retirement plan, $22,172 of earnings equal to 120% of AFR under such plan, $9,781 for Company matching contributions to our 401(k) plan, $12,000 for car allowance, and $161 in other employer paid benefits.

(25)
All Other Compensation for Mr. Twomey for fiscal 2007 includes $104,550 for Company contributions to a supplemental executive retirement plan, $21,900 of earnings equal to or less than 120% of AFR under said plan, $8,878 for Company matching contributions to our 401(k) plan, and a $12,000 car allowance.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2009

        The following table summarizes grants of plan-based awards made to Named Executive Officers during our fiscal year ended February 28, 2009. Awards under the first row of Non-Equity Incentive Plans relate to cash incentive bonuses as discussed in the Compensation Discussion and Analysis under the caption "Cash Incentive Bonuses." Awards under the second row of Non-Equity Incentive Plans relate to performance awards that may be earned based on Company performance as further described in Note 1 below. All Other Stock Awards and All Other Option Awards relate to restricted share grants and stock option grants, respectively.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
								All Other Stock Awards (#)(2)	All Other Option Awards (#)(3)
Name	Grant Date	Threshold 50% ($)	Target 100% ($)	Max 200% ($)	Threshold (#)	Target (#)	Max (#)
Mary F. Sammons	10/2/2008	1.000,000	2,000,000	4,000,000	—	—	—	202,700	669,600	0.89	461,635
		450,000	900,000	1,800,000
John T. Standley	9/24/2008	—	—	—	—	—	—	—	3,500,000	0.96	1,575,000
	10/2/2008	562,500	1,125,000	2,250,000				51,100	168,800	0.89	116,375
		113,400	226,800	453,600
Frank G. Vitrano	9/24/2008	—	—	—	—	—	—	—	1,400,000	0.96	630,000
	10/2/2008	385,000	770,000	1,540,000				39,700	131,300	0.89	90,479
		88,200	176,400	352,800
Brian R. Fiala	10/2/2008	137,280	274,560	549,120	—	—	—	52,600	173,600	0.89	119,726
		116,700	233,400	466,800
Robert B. Sari	10/2/2008	165,000	330,000	660,000	—	—	—	49,700	164,200	0.89	113,197
		110,300	220,600	441,200
Douglas E. Donley	10/2/2008	82,742	165,485	330,970	—	—	—	26,800	88,700	0.89	61,106
		59,550	119,100	238,200
Robert J. Easley		—	—	—	—	—	—	—	—	—	—
Pierre Legault(5)	6/24/2008	—	—	—	—	—	—	100,000	—	1.72	172,000
Kevin Twomey		—	—	—	—	—	—	—	—	—	—

(1)
On October 2, 2008, the Named Executive Officers received grants of performance-based units that will be earned based upon the achievement of a percentage of a three-year cumulative EBITDA goal. Vesting for the performance units will occur, provided performance targets are met, on February 26, 2011 (the end of the Company's fiscal year 2011) or such later date as the EBITDA performance for fiscal years 2009-2011 is determined. The award payout will be equivalent to $1.00 for each unit earned.

(2)
On October 2, 2008, the Named Executive Officers received a grant of restricted stock, as described in the Compensation Discussion and Analysis, under the caption "Equity Incentives—Restricted Stock." One-third of these restricted shares will vest on each of the first three anniversaries of the grant date.

(3)
On October 2, 2008, the Named Executive Officers received a grant of stock options, as described in the Compensation Discussion and Analysis, under the caption "Equity Incentives—Stock Options." These stock options will vest in equal installments on each of the first four anniversaries of the grant date. In addition, on September 24, 2008, Mr. Standley and Mr. Vitrano received awards of stock options in connection with their commencement of employment in fiscal 2009. These awards will vest in equal installments on each of the first four anniversaries of the grant date.

(4)
Represents the grant date fair value, measured in accordance with SFAS No. 123R of stock and option awards made in fiscal year 2009. Grant date fair values are calculated pursuant to assumptions set forth in Note xx of the Company's 2009 Annual Report on Form 10-K filed with the SEC on April xx, 2009. The grant date fair value of stock awards was $0.96 on September 24, 2008 and $0.89 on October 2, 2008. The fair value of stock options granted was $0.45 on September 24, 2008 and $0.42 on October 2, 2008.

(5)
One-third of the stock awards listed for Mr. Legault were forfeited by Mr. Legault upon termination of his employment.

EXECUTIVE EMPLOYMENT AGREEMENTS

        Rite Aid has entered into employment agreements with each of the Named Executive Officers, the material terms of which are described below.

  •
  Ms. Sammons was appointed President and Chief Operating Officer of Rite Aid and was appointed to Rite Aid's Board of Directors, and is now Chairman and Chief Executive Officer;

  •
  Mr. Standley was appointed and is President and Chief Operating Officer;

  •
  Mr. Vitrano was appointed and is Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer;

  •
  Mr. Fiala was appointed and is Executive Vice President, Store Operations;

  •
  Mr. Sari was appointed Senior Vice President, Deputy General Counsel, Secretary and then served as our Executive Vice President, General Counsel and Secretary until he stepped down on March 9, 2009. Mr. Sari assisted with the transition to his successor until he ceased to be employed by us on April 8, 2009;

  •
  Mr. Donley was appointed Group Vice President, Comptroller, and is now Senior Vice President, Chief Accounting Officer;

  •
  Mr. Easley was appointed and served as our Chief Operating Officer until he ceased to be employed by us in September 2008;

  •
  Mr. Legault was appointed and served as our Senior Executive Vice President, Chief Administrative Officer, until he ceased to be employed by us in September 2008; and

  •
  Mr. Twomey was appointed Senior Vice President, Chief Accounting Officer and then served as our Executive Vice President, Chief Financial Officer until he ceased to be employed by us in September 2008.

        Term.    The term of each executive's employment agreement commenced on the effective date of his or her employment agreement, as set forth in the "Other Post-Employment and Change in Control Benefits" section of the Compensation Discussion and Analysis, above. Unless terminated earlier, each employment agreement, other than in the case of Ms. Sammons, will terminate on its third anniversary and in the case of Messrs. Standley, Vitrano, Fiala, Sari and Donley's employment agreements, the agreements will terminate on the second anniversary (such respective period, the "Initial Term"). Each agreement will automatically renew for an additional one year term (the "Renewal Term"), unless either the executive or Rite Aid provides the other with notice of non-renewal at least 180 days (120 days in the case of Mr. Fiala) prior to the expiration of the Initial Term or a Renewal Term, as applicable.

        Salary and Incentive Bonus.    The respective agreements provide each executive with a base salary and incentive compensation (which may be reviewed periodically for increase by the Compensation Committee) that includes, with respect to fiscal year 2009:

  •
  Ms. Sammons is entitled to receive an annual base salary of not less than $750,000 (and received an annualized base salary of $1,000,000 in fiscal year 2009). If Rite Aid's performance meets certain targets in the future, Ms. Sammons may receive an annual bonus that, if awarded, will equal or exceed 200% of her annual base salary then in effect.

  •
  Mr. Standley is entitled to an annual base salary of not less than $900,000 (and received an annualized base salary of $900,000 in fiscal year 2009). If Rite Aid's performance meets certain targets in the future, Mr. Standley may receive an annual bonus that, if awarded, will equal or exceed 125% of his annual base salary then in effect.

  •
  Mr. Vitrano is entitled to an annual base salary of not less than $700,000 (and received an annualized base salary of $700,000 in fiscal year 2009). If Rite Aid's performance meets certain targets in the future, Mr. Vitrano may receive an annual bonus that, if awarded, will equal or exceed 110% of his annual base salary then in effect.

  •
  Mr. Fiala is entitled to receive an annual base salary of not less than $440,000 (and received an annualized base salary of $457,600 in fiscal year 2009). If Rite Aid's performance meets certain targets in the future, Mr. Fiala may receive an annual bonus that, if awarded, will equal or exceed 60% of his annual base salary then in effect.

  •
  Mr. Sari is entitled to an annual base salary of not less than $225,000 (and received an annualized base salary of $432,640, which was increased effective January 1, 2009 to $550,000 in fiscal year 2009). Mr. Sari is not entitled to receive a bonus for any period following the end of fiscal year 2009. As previously announced, Mr. Sari left the Company on April 8, 2009.

  •
  Mr. Donley is entitled to receive an annual base salary of not less than $225,000 (and received an annualized base salary of $330,970 in fiscal year 2009). If Rite Aid's performance meets certain targets in the future, Mr. Donley may receive an annual bonus that, if awarded, will equal or exceed 50% of his annual base salary then in effect.

  •
  Mr. Easley was entitled to receive an annual base salary of not less than $750,000 (and received an annualized base salary of $787,500 in fiscal year 2009) before his resignation in September 2008. Mr. Easley was not entitled to receive a bonus for the portion of the fiscal year that he worked prior to September 2008.

  •
  Mr. Legault was entitled to an annual base salary of not less than $750,000 (and received an annualized base salary of $750,000 in fiscal year 2009) until his resignation in September 2008. Mr. Legault was not entitled to receive a bonus for the portion of the fiscal year that he worked prior to September 2008.

  •
  Mr. Twomey was entitled to receive an annual base salary of not less than $317,000 (and received an annualized base salary of $468,918 in fiscal year 2009) before his resignation in September 2008. Pursuant to the terms of his employment agreement, Mr. Twomey received an annual incentive bonus in respect of fiscal year 2009, pro-rated for the portion of the fiscal year that he worked prior to September 2008.

        Other Benefits.    Pursuant to their employment agreements, each of the Named Executive Officers is also entitled to participate in Rite Aid's welfare benefits, fringe benefit and perquisite programs and savings plans.

        Restrictive Covenants.    The employment agreement of each Named Executive Officer prohibits the officer from competing with Rite Aid during his or her employment period and for a period of two years, or with respect to Ms. Sammons and Messrs. Standley and Vitrano, one year, thereafter.

        Termination and Change in Control Benefits.    The provisions of the employment agreements relating to termination of employment are described under the caption "Potential Payments Upon Termination or Change in Control" below.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

        The following table summarizes the number of securities underlying outstanding equity awards for the Named Executive Officers as of February 28, 2009:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)(2)	Option Exercise price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: # of Unearned Shares or Units That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)(3)
Mary F. Sammons	1,800,000		2.75	12/5/2009	66,500	18,620	61,779	17,298
	1,050,000		2.75	6/29/2010	8,144	2,280
	3,500,000		4.05	2/13/2011	41,186	11,532
	497,216		2.26	1/30/2012	202,700	56,756
	500,000		2.10	12/11/2012
	292,208		5.38	6/24/2014
	200,251	66,750	4.11	6/23/2015
	139,972	139,971	4.42	6/20/2016
	61,780	185,337	6.07	6/26/2017
		669,600	0.89	10/2/2018
John T. Standley	312,700		2.75	12/5/2009	51,100	14,308
		3,500,000	0.96	9/24/2018
		168,800	0.89	10/2/2018
Frank G. Vitrano		1,400,000	0.96	9/24/2018	39,700	11,116
		131,300	0.89	10/2/2018
Brian R. Fiala	61,553	184,658	6.07	6/26/2017	41,035	11,490	11,553	3,235
		173,600	0.89	10/2/2018	52,600	14,728
Robert B. Sari	10,500		5.38	11/10/2009	9,708	2,718	14,563	4,078
	139,500		4.05	2/13/2011	49,700	13,916
	37,380		5.40	4/7/2014
	26,949	8,982	4.11	6/23/2015
	31,106	31,104	4.42	6/20/2016
	14,564	43,690	6.07	6/26/2017
		164,200	0.89	10/2/2018
Douglas E. Donley	58,000		23.00	4/16/2009	6,234	1,746	7,864	2,202
	64,000		5.38	11/10/2009	992	278
	75,000		4.05	2/13/2011	5,242	1,468
	25,000		2.10	12/11/2012	26,800	7,504
	24,173		5.40	4/7/2014
	24,511	8,170	4.11	6/23/2015
	17,054	17,052	4.42	6/20/2016
	7,865	23,592	6.07	6/26/2017
		88,700	0.89	10/2/2018

(1)
Refer to "Potential Payments Upon Termination or Change in Control," below for circumstances under which the terms of the vesting of equity awards would be accelerated.

(2)
These stock options will generally vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. On September 24, 2008, Messrs. Standley and Vitrano each received an award of stock options in connection with his commencement of employment with us in the 2009 fiscal year. These awards will generally vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. With respect to the restricted stock awards listed, one-third of the restricted shares will vest on each of the first three anniversaries of the grant date, based on continued employment.

(3)
Determined with reference to $0.28, the closing price of a share of Rite Aid common stock on the last trading day before February 28, 2009.

OPTIONS EXERCISES AND STOCK VESTED TABLE FOR FISCAL 2009

        The following table summarizes for each Named Executive Officer the stock option exercises and shares vested during fiscal year 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mary F. Sammons	—	—	257,136	598,772
John T. Standley	—	—	—	—
Frank G. Vitrano	—	—	—	—
Brian R. Fiala	—	—	20,518	27,699
Robert B. Sari	—	—	23,967	48,983
Douglas E. Donley	—	—	23,640	54,147
Robert J. Easley	—	—	110,297	114,885
Pierre Legault	—	—	189,834	227,253
Kevin Twomey	—	—	63,189	113,632

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2009

        The following table provides information concerning the non-qualified defined contribution and deferred compensation of each of the Named Executive Officers in the 2009 fiscal year:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mary F. Sammons	—	240,000	(1,037,566)	—	1,623,587
John T. Standley	—	75,000	(143,267)	(234,875)	197,652
Frank G. Vitrano	—	70,000	(10,548)	—	59,452
Brian R. Fiala	—	109,120	476	—	183,180
Robert B. Sari	—	105,515	6,437	—	754,263
Douglas E. Donley	—	78,924	(309,733)		359,471
Robert J. Easley	—	105,000	(28,272)	(176,807)	8,523
Pierre Legault	—	105,000	(18,048)	(163,303)	7,661
Kevin Twomey	—	65,646	(646)	(287,471)	478,529

(1)
Amounts shown relate to a supplemental executive retirement plan for Ms. Sammons. Please refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits" for a description of the material terms of this plan.

(2)
Amounts shown relate to a supplemental executive retirement plan covering the Named Executive Officers other than Ms. Sammons. Please refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits" for a description of the material terms of this plan.

(3)
Includes contributions to the supplemental executive retirement plans that were previously disclosed in prior Summary Compensation Tables for Ms. Sammons of $2,421,200, Mr. Twomey of $701,000, Mr. Sari of $642,300 and Mr. Legault of $0.

        Rite Aid established a defined contribution supplemental executive retirement plan for the benefit of Mr. Miller and Ms. Sammons, which is described in Compensation Discussion and Analysis above. Messrs. Standley, Vitrano, Fiala, Sari and Donley receive benefits under a different defined contribution supplemental executive retirement plan, which is also described in the Compensation Discussion and Analysis above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As discussed above under the caption "Executive Employment Agreements," the Company has entered into employment agreements with each of the Named Executive Officers. Upon written notice, the employment agreement of each of the Named Executive Officers is terminable by either Rite Aid or the individual officer seeking termination.

        If Ms. Sammons is terminated by Rite Aid without "cause" or if she terminates her employment for "good reason" (as such terms are defined in Ms. Sammons' employment agreement), then:

  •
  Ms. Sammons will be paid an amount equal to three times the sum of the annual base salary and target bonus; a pro-rated bonus for the fiscal year of termination (determined with reference to the maximum amount payable for such year); and any accrued but unpaid salary and bonus;

  •
  Ms. Sammons will be paid the deferred compensation amounts that would otherwise have been credited to her pursuant to the supplemental executive retirement plan (discussed in the Compensation Discussion and Analysis) had she continued employment with Rite Aid through the end of the then-remaining employment period and she will continue to receive medical benefits (or be reimbursed for the cost of such benefits) for life; and

  •
  All outstanding stock options will immediately vest and be exercisable for the remainder of their stated terms, the restrictions on outstanding restricted common stock will immediately lapse and any performance or other conditions applicable to any other equity incentive awards will be considered to have been satisfied.

        If Ms. Sammons' employment is terminated as a result of her death or "disability" (as such term is defined in her employment agreement), she (or her estate as the case may be) will be entitled to an amount equal to her pro-rated bonus for the fiscal year of termination (determined with reference to the maximum amount payable for such year), and continued medical benefits (or reimbursement for the cost of such benefits) for her life or the life of her spouse, payment of any accrued but unpaid salary and bonus and full vesting of all outstanding stock options, restricted stock and other equity incentive awards (with performance goals being deemed to have been satisfied at targeted levels).

        Upon termination of employment for any reason other than "cause" (as such term is defined in her employment agreement), Ms. Sammons is entitled to receive an annual payment following termination and continuing for life (and the life of her spouse) equal to the cost of purchasing medical coverage comparable to the coverage provided to the Company's senior executives immediately prior to such termination, excepting payments for periods that the Company provides such coverage described above.

        Pursuant to their employment agreements with the Company, if any of Messrs. Standley, Vitrano, Fiala, Sari, Donley, Easley, Legault and Twomey is terminated by Rite Aid without "cause" or if such officer's employment is terminated by the officer for "good reason" (as such terms are defined in the applicable employment agreement), then the officer will be entitled to receive:

  •
  an amount equal to two times the sum of the annual base salary and target bonus in severance, a pro-rata bonus for the fiscal year of termination for all officers other than Messrs. Fiala, Easley and Legault and any accrued but unpaid salary and benefits. The severance amount is payable in installments over the two year period following the termination; and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent the options would have vested and restrictions would have lapsed had he remained employed by Rite Aid for two years following the termination.

        If Rite Aid terminates any of the Named Executive Officers for "cause," or if any of the Named Executive Officers terminates his or her employment without "good reason" (with the exception of Ms. Sammons, whose termination provision is described above):

  •
  Rite Aid shall pay the officer all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination shall immediately terminate; and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination shall be forfeited.

        If the employment of any of the Named Executive Officers is terminated as a result of death or "disability" (other than Ms. Sammons, whose benefits upon such a termination are described above), the officer will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which the officer participates, continued health insurance for two years and vesting of an amount of stock options and restricted stock as would have vested had the officer remained employed for two years following the date of termination.

        Upon Mr. Easley's ceasing to be employed by the Company in September 2008, he became entitled to receive a total of $3,307,500 in severance under his employment agreement with us, based on the triggering event of a termination by the Company without cause. As of February 28, 2009, the end of our last completed fiscal year, Mr. Easley had received $505,817 of this amount, as shown in the "All Other Compensation" column of the Summary Compensation Table. The remainder of this severance amount will be paid to Mr. Easley in substantially equal bi-weekly installments, subject to his compliance with restrictive covenants. Because Mr. Easley was not employed by us as of the end of fiscal year 2009, no table quantifying the potential payments that would have been made based on a termination of employment on the last day of fiscal year 2009 is provided.

        Upon Mr. Legault's ceasing to be employed by the Company in September 2008, he became entitled to receive a total of $3,150,000 in severance under his employment agreement with us, based on the triggering event of a termination by the Company without cause. As of February 28, 2009, the end of our last completed fiscal year, Mr. Legault had received $460,000 of this amount, as shown in the "All Other Compensation" column of the Summary Compensation Table. The remainder of this severance amount will be paid to Mr. Legault in substantially equal bi-weekly installments, subject to his compliance with restrictive covenants. Because Mr. Legault was not employed by us as of the end of fiscal year 2009, no table quantifying the potential payments that would have been made based on a termination of employment on the last day of fiscal year 2009 is provided.

        Upon Mr. Twomey's ceasing to be employed by the Company in September 2008, he became entitled to receive a total of $1,641,212 in severance under his employment agreement with us, based on the triggering event of a termination by the Company without cause. As of February 28, 2009, the end of our last completed fiscal year, Mr. Twomey had received $310,207 of this amount, as shown in the "All Other Compensation" column of the Summary Compensation Table. The remainder of this severance amount will be paid to Mr. Twomey in substantially equal bi-weekly installments, subject to his compliance with restrictive covenants. Because Mr. Twomey was not employed by us as of the end of fiscal year 2009, no table quantifying the potential payments that would have been made based on a termination of employment on the last day of fiscal year 2009 is provided.

        Upon the termination of employment of any of the Named Executive Officers, the officer would generally become entitled to receive a distribution of his or her vested account balance under the nonqualified deferred compensation plans maintained by the Company. Pursuant to applicable tax regulations, any such distributions will generally be delayed for a period of six months following the Named Executive Officer's separation from service. The account balance of each Named Executive Officer is shown in the Nonqualified Deferred Compensation for Fiscal 2009 table, above.

        Change in Control Arrangements.    Under Ms. Sammons' December 5, 1999 employment agreement, any termination of employment by the executive within the six month period commencing on the date of a "change in control" of Rite Aid (as such term is defined below) will be treated as a termination of employment by the executive for "good reason." On October 11, 2006, Ms. Sammons' Employment Agreement was amended to provide that the Brooks Eckerd Transaction would not trigger the change in control benefits described above.

        Under Mr. Standley's employment agreement, upon a change in control, all of his stock options awarded pursuant to his employment agreement and all stock options awarded pursuant to the Company's executive equity program then held by him shall immediately vest and be exercisable. Under Mr. Vitrano's employment agreement, upon a change in control, all stock options awarded pursuant to his employment agreement would immediately vest and be exercisable. Under Messrs. Fiala, Legault and Easley's employment agreements, upon a change in control, all of their stock options awarded pursuant to the employment agreement would immediately vest and be exercisable and any restrictions on restricted stock awarded pursuant to the employment agreement would immediately lapse. Under Mr. Sari's employment agreement, upon a "change in control," all of his stock options held as of the date of his employment agreement would have immediately vested and become exercisable and any restrictions on restricted stock would have immediately lapsed. Under Mr. Twomey's employment agreement, upon a "change in control," any restrictions on restricted stock granted pursuant to his employment agreement would have immediately lapsed.

        Each employment agreement provides that the Named Executive Officer will receive an additional payment to reimburse the officer for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

        The unvested account balance of the supplemental executive retirement plan in which Messrs. Standley, Vitrano, Fiala, Sari, Donley, Easley, Legault and Twomey participate will vest upon a change in control of the Company as defined in the supplemental executive retirement plan, only if such Named Executive Officer is involuntarily terminated without cause within twelve months of the change in control. For more information regarding the supplemental executive retirement plan, refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits."

        Mr. Donley has no change in control benefits under his employment agreement, as amended.

        For purposes of the employment agreements with the Named Executive Officers, where applicable, the term "change in control" generally means an acquisition of 25% percent (35% in the case of Messrs. Vitrano and Standley) or more of the Company's combined voting power; the incumbent directors (generally including current directors and future directors whose election or nomination is approved by the Board) ceasing to constitute a majority of the Board; the consummation of a merger or similar transaction, other than (i) such a transaction in which the voting securities outstanding immediately prior to such transaction continue to represent at least 60% of the voting power of the Company immediately after the transaction or (ii) a recapitalization or similar transaction in which no person becomes the beneficial owner of 25% (35% in the case of Mr. Vitrano and Mr. Standley) or more of the Company's combined voting power; or the stockholders approve a plan of complete liquidation or dissolution of the Company.

Quantification

        The termination and change in control payments that would have been made to the Named Executive Officers had their employment been terminated as of February 28, 2009 under the circumstances described in the tables below are quantified in the tables below.

Mary F. Sammons	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)		Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
3 × Base Salary	N/A	N/A	N/A	3,000,000		3,000,000
3 × Bonus	N/A	N/A	N/A	6,000,000		6,000,000
Pro-Rated Bonus for Fiscal Year of Termination	—	—	N/A	—		—
Continued Health Benefits(a)	190,000	190,000	N/A	190,000		190,000
SERP Contribution Continuation for 3 Years	720,000	720,000	N/A	720,000		720,000
Vesting of Options and Restricted Stock(1)	89,188	89,188	89,188	89,188		89,188
Excise Tax Gross-up	N/A	N/A	0	3,654,000	(b)	3,654,000

(a)
Refer to the "Potential Payments Upon Termination or Change in Control" section above for a description of the benefits provided to Ms. Sammons following certain terminations of employment.

(b)
This payment is shown under the assumption that the termination occurred on or after a change in control.

John T. Standley	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	1,800,000	1,800,000
2 × Bonus	N/A	N/A	N/A	2,250,000	2,250,000
Pro-Rated Bonus for Fiscal Year of Termination	96,750	96,750	N/A	96,750	96,750
Continued Health Benefits	18,084	18,084	N/A	18,084	18,084
SERP Vesting	56,765	56,765	56,765	56,765	56,765
Vesting of Options and Restricted Stock(1)	9,539	9,539	9,539	9,539	9,539
Excise Tax Gross-up	N/A	N/A	N/A	1,553,000	1,553,000

Frank G. Vitrano	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	1,400,000	1,400,000
2 × Bonus	N/A	N/A	N/A	1,540,000	1,540,000
Pro-Rated Bonus for Fiscal Year of Termination	66,220	66,220	N/A	66,220	66,220
Continued Health Benefits	14,352	14,352	N/A	14,352	14,352
SERP Vesting	52,511	52,511	52,511	52,511	52,511
Vesting of Options and Restricted Stock(1)	7,411	7,411	7,411	7,411	7,411
Excise Tax Gross-up	N/A	N/A	N/A	1,269,000	1,269,000

Brian R. Fiala	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	915,200	915,200
2 × Bonus	N/A	N/A	N/A	N/A	N/A
Pro-Rated Bonus for Fiscal Year of Termination	N/A	N/A	N/A	N/A	N/A
Continued Health Benefits	32,481	32,481	N/A	32,481	32,481
SERP Vesting	139,034	139,034	139,034	139,034	139,034
Vesting of Options and Restricted Stock(1)	9,819	9,819	9,819	9,819	9,819
Excise Tax Gross-up	N/A	N/A	N/A	N/A	N/A

Robert Sari	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	1,100,000	1,100,000
2 × Bonus	N/A	N/A	N/A	660,000	660,000
Pro-Rated Bonus for Fiscal Year of Termination	44,648	44,648	N/A	44,648	44,648
Continued Health Benefits	31,878	31,878	N/A	31,878	31,878
SERP Vesting	131,986	131,986	131,986	131,986	131,986
Vesting of Options and Restricted Stock(1)	11,996	11,996	11,996	11,996	11,996
Excise Tax Gross-up	N/A	N/A	N/A	N/A	N/A

Douglas E. Donley	Death ($)	Disability ($)	Change in Control ($)	Termination by the Company Without Cause or by the Executive for Good Reason ($)	Voluntary Termination of Employment by the Executive Within Six Months After Change in Control ($)
2 × Base Salary	N/A	N/A	N/A	661,939	661,939
2 × Bonus	N/A	N/A	N/A	330,970	330,970
Pro-Rated Bonus for Fiscal Year of Termination	28,463	28,463	N/A	28,463	28,463
Life Benefits	16,269	16,269	N/A	16,269	16,269
SERP Vesting	8,216	8,216	8,216	8,216	8,216
Vesting of Options and Restricted Stock(1)	N/A	N/A	N/A	N/A	N/A
Excise Tax Gross-up	N/A	N/A	0	0	N/A

(1)
As described above in the "Potential Payments Upon Termination or Change in Control" narrative, upon a change in control (as defined in the employment agreements), the Named Executive Officers would become fully vested in certain outstanding stock option and restricted stock grants that were not yet vested on the date of the change in control. The value of stock options shown is based on the excess of $0.28, the closing price of a share of Rite Aid common stock on the last trading day before February 28, 2009, over the exercise price of such options, multiplied by the number of unvested stock options held by the officer. The value of restricted stock shown is determined by multiplying the number of shares of restricted stock that would vest as of February 28, 2009 and $0.28, the closing price of a share of Rite Aid common stock on the last trading day before February 28, 2009.

 AUDIT COMMITTEE REPORT

        The Board of Directors has adopted a written charter of the Audit Committee which further describes the role of the Audit Committee. The Audit Committee, among other things, appoints and engages our independent registered public accounting firm and oversees our financial reporting and internal control over financial reporting processes on behalf of the Board. Management has the primary responsibility for our financial statements, our accounting principles and our internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

        In fulfilling its oversight responsibilities, the Audit Committee met eleven times during fiscal year 2009.

        During those meetings the Audit Committee:

  •
  Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

  •
  Reviewed and discussed with management and our independent registered public accounting firm, for their respective purposes, the audited financial statements included in our Annual Report on Form 10-K for fiscal 2009. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K for fiscal 2009.

  •
  Reviewed the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company.

  •
  Received management representations that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

  •
  Reviewed and updated the Audit Committee charter.

  •
  Reviewed and discussed with our independent registered public accounting firm those matters required to be communicated by the standards of the Public Company Accounting Oversight Board ("PCAOB"), as well as critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and our independent registered public accounting firm, as required by Rule 2-07 of Regulation S-X under the Securities Exchange Act of 1934, as amended.

  •
  Discussed with our independent registered public accounting firm the matters required to be discussed by PCAOB AU 380 ("Communication with Audit Committees") and Statement on Auditing Standards No. 114 ("Communication with Audit Committees").

  •
  Discussed with our independent registered public accounting firm matters relating to their independence and received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has considered whether the level of non-audit related services provided by our independent registered public accounting firm is consistent with maintaining their independence.

  •
  Pre-approved audit, other audit-related and tax services performed by our independent registered public accounting firm.

        In addition to pre-approving the audit, other audit-related and tax services performed by our independent registered public accounting firm, the Audit Committee requests fee estimates associated with each proposed service. Providing a fee estimate for a service incorporates appropriate oversight and control of the independent registered public accounting firm relationship. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against pre-approved services and fee estimates.

        As outlined in the table below, we incurred the following fees, including expenses billed to the Company for the fiscal years ended February 28, 2009 and March 1, 2008 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	Year Ended
Description of Fees	Feb. 28, 2009	March 1, 2008
	(Amounts in millions)
Audit Fees, including audit of annual financial statements and reviews of interim financial statements, registration statement filings and comfort letters related to various refinancing activities	$2.8	$3.9
Audit-Related Fees:
Acquisition due diligence fees and audits of employee benefit plans' financial statements	0.2	0.2
Tax Fees, tax compliance advice and planning	0.4	0.3

Total	$3.4	$4.4

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009 for filing with the SEC.

  Philip G. Satre, Chairman
  André Belzile
  Michael N. Regan
  Marcy Syms

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of February 28, 2009, with respect to the compensation plans under which our common stock may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	46,330,187	$3.65	28,544,954
Equity compensation plans not approved by stockholders*	24,015,906	$4.10	5,005,593
Total	70,346,093		33,550,547

*
These plans include the Company's 1999 Stock Option Plan, under which 10,000,000 shares of common stock are authorized for the granting of stock options at the discretion of the Compensation Committee, and the 2001 Stock Option Plan, under which 20,000,000 shares of common stock are authorized for the granting of stock options, also at the discretion of the Compensation Committee. Both plans provide for the Compensation Committee to determine both when and in what manner options may be exercised; however, option terms may not extend for more than 10 years from the applicable date of grant. The plans provide that stock options may only be granted with exercise prices that are not less than the fair market value of a share of common stock on the date of grant. In addition to the options issued under the aforementioned plans, approximately 5,463,000 options are outstanding pursuant to option grants made in accordance with the provisions of individual agreements with certain of our executives. These options are included in the number of securities to be issued upon exercise of outstanding options, warrants and rights in column (a) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires Rite Aid's executive officers, directors and persons who own more than 10% of Rite Aid common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulations to furnish Rite Aid with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Rite Aid, we have determined that during fiscal year 2009, no persons subject to Section 16(a) reporting submitted late filings under Section 16(a) of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of [April 28, 2009], certain information concerning the beneficial shareholdings of (a) each director, (b) each Jean Coutu Group director designee, (c) each of our "named executive officers" (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), (d) each holder of more than five percent of the common stock and (e) all directors, executive officers and Jean Coutu Group director designees as a group (based on [830,490,174] shares of common stock outstanding as [April 28, 2009], plus the number of shares of common stock into which the outstanding shares of LGP preferred stock are convertible). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percentage of Class
Named Executive Officers and Directors:
Joseph B. Anderson, Jr.	203,334	(2)	*
André Belzile	86,667	(3)	*
François J. Coutu	86,667	(4)	*
Michel Coutu	86,667	(5)	*
James Donald	33,334	(6)	*
Douglas Donley	335,213	(7)	*
Robert Easley	65,540	(8)	*
Brian Fiala	237,259	(9)	*
Michael A. Friedman, MD	253,334	(10)	*
David R. Jessick	0
Pierre Legault	114,285	(11)	*
Robert G. Miller	9,442,912	(12)	1.06%
Michael Regan	86,667	(13)	*
Mary F. Sammons	10,248,673	(14)	1.15%
Robert B. Sari	415,014	(15)	*
Philip G. Satre	361,834	(16)	*
Jonathan D. Sokoloff	26,796,164	(17)	2.94%
John T. Standley	568,782	(18)	*
Marcy Syms	203,334	(19)	*
Kevin Twomey	97,254	(20)	*
Frank Vitrano	39,700	(21)	*
Dennis Wood	86,667	(22)	*

All Executive Officers and Directors
24 persons	50,080,842		5.38%

5% Stockholders:
Green Equity Investors III, L.P.	26,090,728	(23)	2.86%
11111 Santa Monica Blvd.
Suite 2000
Los Angeles, CA 90025

FMR Corp	40,260,919	(24)	4.699%
82 Devonshire St
Boston, MA 02109

Thornburg Investment Management Inc.	62,097,198	(25)	7.34%
119 E. Marcy Street
Santa Fe, NM 87501

The Jean Coutu Group (PJC), Inc	251,975,262	(26)	28.44%
530 Bériault Street
Longueuil, Quebec J4G 1S8

*
Percentage less than 1% of class.

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including options exercisable as of June 27, 2009.

(2)
This amount includes 183,334 shares which may be acquired within 60 days by exercising stock options.

(3)
This amount includes 66,667 shares which may be acquired within 60 days by exercising stock options.

(4)
This amount includes 66,667 shares which may be acquired within 60 days by exercising stock options.

(5)
This amount includes 66,667 shares which may be acquired within 60 days by exercising stock options.

(6)
This amount includes 33,334 shares which may be acquired within 60 days by exercising stock options.

(7)
This amount includes 262,163 shares which may be acquired within 60 days by exercising stock options.

(8)
This amount represents 65,540 shares owned by Mr. Easley, who ceased to be employed by the Company on September 24, 2008.

(9)
This amount includes 123,106 shares which may be acquired within 60 days by exercising stock options.

(10)
This amount includes 233,334 shares which may be acquired within 60 days by exercising stock options.

(11)
This amount represents 114,285 shares owned by Mr. Legault, who ceased to be employed by the Company on September 24, 2008.

(12)
The amount includes 8,883,334 shares which may be acquired within 60 days by exercising stock options.

(13)
This amount includes 66,667 shares which may be acquired within 60 days by exercising stock options.

(14)
This amount includes 52,779 shares owned by Ms. Sammon's spouse and 8,239,942 shares which may be acquired within 60 days by exercising stock options.

(15)
This amount includes 299.097 shares which may be acquired within 60 days by exercising stock options. Mr. Sari ceased to be employed by the Company on April 8, 2009.

(16)
This amount includes 233,334 shares which may be acquired within 60 days by exercising stock options.

(17)
This amount includes 705,436 shares owned jointly by Mr. Sokoloff and his spouse and 26,090,728 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Sokoloff is an executive officer and equity owner.

(18)
This amount includes 312,700 shares which may be acquired within 60 days by exercising stock options.

(19)
This amount includes 183,334 shares which may be acquired within 60 days by exercising stock options.

(20)
This amount represents 97,254 shares owned by Mr. Twomey, who ceased to be employed by the Company on September 24, 2008.

(21)
This amount represents 39,700 shares of restricted common stock.

(22)
This amount includes 66,667 shares which may be acquired within 60 days by exercising stock options.

(23)
Green Equity Investors III, L.P. beneficially owns 26,090,728 shares of common stock.

(24)
Based solely on a Schedule 13G/A filed with the Commission on December 10, 2008, which indicates that as of November 30, 2008, these shares are beneficially owned by FMR Corp. ("FMR") and various FMR subsidiaries and related persons and entities, including Fidelity Management & Research Company, which is a wholly-owned subsidiary of FMR and an investment adviser ("Fidelity"), Edward C. Johnson III, Chairman of FMR, and other entities. The Schedule 13G/A reports sole power to vote or direct the voting of 12,923,501 shares and sole power to dispose or direct the disposition of 40,260,919 shares.

(25)
Based solely on a Schedule 13G/A filed with the Commission on March 2, 2009 which indicates that as of February 27, 2008, these shares are beneficially owned by Thornburg Investment Management, Inc. The Schedule 13G/A reports sole power to vote or direct the voting of 62,097,198 shares and sole power to dispose or direct the disposition of 62,097,198 shares.

(26)
Based upon shares acquired on June 4, 2007 in connection with the closing of the stock purchase agreement and shares acquired on October 5, 2007 pursuant to Section 1.4 of the stockholder agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        We have adopted a written policy concerning the review, approval or ratification of transactions with related persons. The Nominating and Governance Committee is responsible for review, approval or ratification of "related person transactions" between the Company or its subsidiaries and related persons. Under SEC rules, a related person is, or anytime since the beginning of the last fiscal year was, a director, officer, nominee for director, an immediate family member (as defined under applicable SEC rules) of such persons, or a 5% stockholder of the Company. A related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

        Directors, executive officers and nominees must complete an annual questionnaire and disclose all potential related person transactions involving themselves and their immediate family members that are known to them. Throughout the year, directors and executive officers must notify the Corporate Secretary and Chief Accounting Officer of any potential Related Person Transactions as soon as they become aware of any such transaction. The Corporate Secretary and Chief Accounting Officer inform the Nominating and Governance Committee of any related person transaction of which they are aware. The Corporate Secretary and Chief Accounting Officer are responsible for conducting a preliminary analysis and review of potential related person transactions and presentation to the Nominating and Governance Committee for review including provision of additional information to enable proper consideration by the Committee. As necessary, the Nominating and Governance Committee shall review approved related person transactions on a periodic basis throughout the duration of the transaction to ensure that the transactions remains in the best interests of the Company. The Nominating and Governance Committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the Nominating and Governance Committee may request that the full Board of Directors consider the approval or ratification of related person transactions if it deems advisable. A copy of our full policy concerning transactions with related persons is available on the Corporate Governance section of our website at www.riteaid.com.

Agreement with John T. Standley

        Prior to being employed by the Company, Rite Aid paid Mr. Standley a fee of $32,500 per week for consulting services rendered in July, August and September 2008. The consulting agreement was on a week-to-week basis, which also provided for the reimbursement of out-of-pocket expenses incurred by Mr. Standley. During fiscal year 2009 and prior to his employment as President and Chief Operating Officer, Rite Aid paid Mr. Standley a consulting fee of $293,551.

Deferred Compensation for David R. Jessick's Prior Service

        Pursuant to the terms of a deferred compensation program in place during Mr. Jessick's prior service with the Company, Mr. Jessick received a payment of approximately $109,000 in fiscal 2009 and a final payment of approximately $61,000 in March 2009.

Relationship with Leonard Green & Partners L.P.

        Rite Aid has entered into a one-year agreement with Leonard Green & Partners L.P., or Leonard Green, effective January 1, 2006, whereby Rite Aid has agreed to pay Leonard Green a fee of $300,000 per year (reduced to $150,000 per year on June 4, 2007 when John Danhakl ceased to be a director on the Company's Board of Directors) for its consulting services. The consulting agreement was extended effective January 1, 2007 on a month-to-month basis, which also provides for the reimbursement of out-of-pocket expenses incurred by Leonard Green. This agreement is an extension of Rite Aid's existing consulting agreement with Leonard Green. Pursuant to the consulting agreement, Rite Aid may engage Leonard Green to provide financial advisory and investment banking services in connection with major financial transactions that it undertakes in the future. During fiscal year 2009, Rite Aid paid Leonard Green a consulting fee of $137,500. This transaction was reviewed and ratified by our Board in April 2007 under our related person transactions approval policy described above. Jonathan D. Sokoloff, a director of Rite Aid, is an equity owner of Leonard Green.

Agreements with Jean Coutu Group

        In connection with Rite Aid's acquisition of the Brooks and Eckerd drugstore chains from Jean Coutu Group, Rite Aid and Jean Coutu Group became a party to a series of agreements which are described below.

Stock Purchase Agreement

        Rite Aid entered into a stock purchase agreement with Jean Coutu Group to acquire all of the capital stock of The Jean Coutu Group (PJC) USA, Inc., or Jean Coutu USA, which was a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains. Pursuant to the stock purchase agreement, certain of the provisions extend beyond the closing of the Brooks Eckerd Transaction.

        Non-Competition Covenant.    Jean Coutu Group has agreed that for five years after the closing of the Brooks Eckerd Transaction it will not (other than as a stockholder of Rite Aid and through its designees on Rite Aid's Board of Directors) engage in the retail pharmacy business in the United States or the pharmacy benefits management business in the United States. In a related agreement, Michel Coutu, our Non-Executive Co-Chairman, has agreed that for three years after the closing of the Brooks Eckerd Transaction, he will not (other than as a stockholder of Rite Aid and in his capacity as a Rite Aid director), engage in the retail pharmacy business in the United States or the pharmacy benefits management business in the United States.

        Indemnification.    The stock purchase agreement provides for indemnification for losses arising from breaches of representations and warranties, breaches of covenants and certain actions relating to the conduct of the business of Jean Coutu Group (other than Jean Coutu USA). Each party's indemnification obligation for breaches of representations and warranties is subject to a $35 million deductible and each party's indemnification obligation for breaches of representations and warranties and for breaches of covenants is subject to an aggregate cap of $450 million. The deductible and cap do not apply to losses arising from or relating to the conduct of the business of Jean Coutu Group. No claim for a breach of a representation and warranty may be brought by either party or included in the aggregate losses for purposes of satisfying the deductible unless it exceeds a minimum threshold of $10,000.

        Jean Coutu Group also has agreed to indemnify Rite Aid for losses arising from pre-closing taxes of Jean Coutu USA, any breaches of tax representations and warranties or breaches of tax covenants and for half of any transfer taxes resulting from the transaction. The deductible and cap do not apply to losses arising from tax matters.

Stockholder Agreement

        Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a stockholder agreement. The stockholder agreement contains provisions relating to board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters.

        Board and Board Committee Representation.    The stockholder agreement provides that Jean Coutu Group initially will have the right to designate four members of Rite Aid's Board of Directors. Thereafter, Jean Coutu Group will have the right to designate a certain number of director nominees for election to our Board, taking into account Jean Coutu Group designees then serving in a class or classes of directors whose terms are not yet expiring, subject to Jean Coutu Group's maintenance of specified percentage thresholds of Rite Aid total voting power.

Percentage of Total Voting Power	Number of Directors/Director Nominees
25% and above	4
17.9% - 24.9%	3
10.7% - 17.8%	2
5% - 10.6%	1

        For so long as Jean Coutu Group is entitled to designate at least two directors and subject to NYSE independence requirements for directors, Jean Coutu Group will have the right to designate one of its designees to each of the Audit, Compensation and Nominating and Governance Committees of the Rite Aid Board. In the event that only one of Jean Coutu Group's designees qualifies as an independent director of Rite Aid, that designee will be appointed to one of the three committees and other Jean Coutu Group designees will be provided "observer status" to attend committee meetings (subject to the committees meeting in executive session) of the other two committees.

        Voting Arrangements.    The stockholder agreement provides that for a period of five years after the closing of the Brooks Eckerd Transaction, Jean Coutu Group agrees to vote its shares for each Rite Aid director nominee recommended by the Board. Thereafter, Jean Coutu Group will vote its shares for each Rite Aid director nominee it designated and, in its discretion, either for each other Rite Aid director nominee recommended by the Board or for each other Rite Aid director nominee recommended by the Board and for nominees recommended by other persons in the same proportion as votes cast by all other Rite Aid stockholders for those nominees.

        Right to Purchase Securities.    For so long as Jean Coutu Group owns at least 20% of the total Rite Aid voting power, Jean Coutu Group will have the right to purchase securities in future issuances of Rite Aid voting securities (other than in certain types of issuances described below) to permit Jean

Coutu Group to maintain the same percentage of total voting power it held prior to the issuance. These purchase rights will not apply to issuances of Rite Aid stock in connection with conversions of convertible preferred stock, equity compensation plan awards, acquisitions by Rite Aid, equity-for-debt exchanges and certain other types of issuances. Subject to certain conditions, under circumstances in which Jean Coutu Group is not permitted to purchase voting securities in a Rite Aid issuance of voting securities, Jean Coutu Group will be permitted to make open market purchases of Rite Aid common stock in order to maintain the same percentage of total voting power it held prior to the issuance.

        Standstill Restrictions.    For so long as Jean Coutu Group (or any Coutu family stockholder or group of Coutu family stockholders) owns at least 5% of the total voting power of Rite Aid and for nine months thereafter, Jean Coutu Group or such Coutu family stockholders or group of Coutu family stockholders will be subject to restrictions on the acquisition of additional Rite Aid voting securities, other than with Rite Aid's consent or through the stock purchase rights discussed above, as well as restrictions on taking certain actions relating to Rite Aid.

        Transfer Restrictions.    For so long as Jean Coutu Group owns 5% or more of the voting power of Rite Aid's securities and for nine months thereafter, Rite Aid voting securities owned by Jean Coutu Group will be subject to restrictions on transfer included in the stockholder agreement, other than transfers in accordance with Rule 144, in a registered public offering, in connection with a pro rata dividend, spinoff or distribution to Jean Coutu Group stockholders and certain other permitted transfers.

        In addition, subject to the foregoing, Jean Coutu Group may not transfer shares to someone who, as a result of the transfer, would own more than 5% of the outstanding shares of Rite Aid common stock.

        Supermajority Board Approval.    For so long as Jean Coutu Group owns at least 25% of the total voting power of Rite Aid, certain matters will require the approval of two-thirds of all of the Rite Aid Board of Directors, including increases in the number of authorized shares, significant issuances of Rite Aid equity securities, mergers, reorganizations, consolidations or similar business combinations involving Rite Aid, significant asset sales and certain other actions specified in the stockholder agreement.

Registration Rights Agreement

        Concurrently with entering into the stock purchase agreement, Rite Aid, Jean Coutu Group and certain Coutu family members entered into a registration rights agreement. Pursuant to the registration rights agreement, subject to certain conditions, Jean Coutu Group has the right, on six occasions, to demand that Rite Aid register shares of Rite Aid common stock held by Jean Coutu Group for resale in an underwritten public offering, provided that the anticipated aggregate offering price would exceed $100 million or the registration is for at least 25% of the Rite Aid common stock held by Jean Coutu Group. Jean Coutu Group also may request that Rite Aid include those shares in certain registration statements that Rite Aid may file in the future in connection with underwritten offerings.

Transition Services Agreement

        Effective as of June 4, 2007, Rite Aid and Jean Coutu Group entered into a transition services agreement consistent with certain principles set forth in the stock purchase agreement. Pursuant to the transition services agreement, Jean Coutu Group provided for a period of up to nine months following the closing date, subject to up to three, three-month extensions, certain transition services, including information technology, network and support services, to Jean Coutu USA to facilitate the transition of the businesses to Rite Aid. The Company has exercised all of the extensions available under the transition services agreement, which terminated in September 2008.

        The transactions with Jean Coutu Group were reviewed by our Board in connection with the closing of the Brooks Eckerd Transaction and ratified under our related person transactions approval policy described above.

STOCKHOLDER PROPOSALS FOR
THE 2010 ANNUAL MEETING OF STOCKHOLDERS

        Any stockholder desiring to present a proposal for inclusion in Rite Aid's proxy statement for the 2010 Annual Meeting of Stockholders must deliver the proposal to the Secretary at the address below not later than [January 14, 2010]. Only those proposals that comply with the requirements of Rule 14a-8 under the Exchange Act will be included in Rite Aid's proxy statement for the 2010 Annual Meeting.

        In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary at the address below by March 27, 2010.

        Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified in Rite Aid's by-laws. The by-laws, which are available on Rite Aid's website at www.riteaid.com under "Our Company—Corporate Governance—By-Laws" and in print upon request from the Secretary, require all stockholders who intend to make proposals at an annual meeting of stockholders to submit their proposals to the Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. The by-laws also provide that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or by a stockholder of record entitled to vote who sends notice to the Secretary not fewer than 90 nor more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. Any nomination by a stockholder must comply with the procedures specified in Rite Aid's by-laws. To be eligible for consideration at the 2010 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Secretary between February 25, 2010 and March 27, 2010. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. All submissions to, or requests from, the Secretary should be made to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Marc A. Strassler, Secretary

INCORPORATION BY REFERENCE

        In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings made by Rite Aid under those statutes, the information included under the caption "Compensation Committee Report" and those portions of the information included under the caption "Audit Committee Report" required by the SEC's rules to be included therein, shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Rite Aid under those statutes, except to the extent we specifically incorporate these items by reference.

 OTHER MATTERS

        The Board of Directors knows of no other matters that have been submitted for consideration at this Annual Meeting. If any other matters come before stockholders at this Annual Meeting, the persons named on the enclosed proxy intend to vote the shares they represent in accordance with their best judgment.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Deloitte & Touche LLP served as Rite Aid's independent registered public accounting firm for fiscal year 2009 and Rite Aid's Audit Committee is in the process of negotiating with Deloitte & Touche LLP the terms of an arrangement to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 2010. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is referred to as "householding," potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

        Rite Aid and some brokers utilize the householding process for proxy materials. In accordance with a notice sent to certain stockholders who share a single address, only one copy of this proxy statement is being sent to that address, unless we received contrary instructions from any stockholder at that address. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. If you hold your Rite Aid stock in "street name," additional information regarding householding of proxy materials should be forwarded to you by your broker.

        However, if you wish to receive a separate copy of this proxy statement, or would like to receive separate proxy statements and annual reports of Rite Aid in the future, or if you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder and would like to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Marc A. Strassler, Secretary, or by calling the Secretary at (717) 975-5833.

ANNUAL REPORT

        A copy of Rite Aid's Annual Report on Form 10-K for fiscal year 2009 is being mailed together with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

Appendix A

Proposed Amendment to the Restated Certificate of Incorporation
to Declassify Our Board of Directors (Proposal No. 1)

        The text below is the portion of our Restated Certificate of Incorporation proposed to be amended by Proposal No. 1. Proposed additions are indicated by underlining and proposed deletions are indicated by strike-outs.

  EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders, or any class thereof, as the case may be, it is further provided:

  1. The management of the business and the conduct of the affairs of the corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the corporation, shall be vested in its Board of Directors. The number of Directors of the corporation shall be fixed by the By-Laws of the corporation and may be altered from time to time as provided therein, but in no event shall the number of directors of the corporation be less than three nor more than fifteen. A director shall be elected to hold office until the expiration of the term for which such person is elected, and until such person's successor shall be duly elected and qualified. Commencing at the annual meeting of stockholders that is held in calendar year 2009 (the "2009 Annual Meeting"), ~~T~~the directors of the corporation shall be ~~divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the annual meeting of stockholders to be held in 1977; the term of office of the initial Class II directors shall expire at the annual meeting of stockholders to be held in 1978; and the term of office of the initial Class III directors shall expire at the annual meeting of stockholders to be held in 1979.~~ elected annually for terms of one year, except that any director in office at the 2009 Annual Meeting whose term expires at the annual meeting of stockholders in calendar year 2010 or calendar year 2011 (a "Continuing Classified Director") shall continue to hold office until the end of the term for which such director was elected and until such director's successor shall have been elected and qualified. Accordingly, at each annual meeting of stockholders ~~commencing with the annual meeting to be held in 1977 for the purpose of electing a class of directors, persons shall be elected to hold office as such class of directors for a period of three years and until the third succeeding annual meeting of stockholders following the meeting at which they are elected. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes so as to make all classes as nearly equal in number as possible~~after the terms of all Continuing Classified Directors have expired, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors' successors shall have been elected and qualified. Any vacancies created in the Board of Directors through an increase in the number of directors or otherwise, may be filled in accordance with the By-Laws of the corporation and the applicable laws of the State of Delaware. Election of directors need not be by written ballot. Any director, or the entire Board of Directors, may be removed, with or without cause, by the holders of a majority of the votes of capital stock then entitled to vote in the election of directors at a meeting of stockholders called for that purpose, except that Continuing Classified Directors and any director appointed to fill a vacancy of any Continuing Classified Director may be removed only for cause.

PRELIMINARY COPY

RITE AID CORPORATION

PROXY

FOR ANNUAL MEETING OF STOCKHOLDERS — JUNE 25, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert G. Miller, Frank G. Vitrano and Marc A. Strassler, or any one of them, as proxies with full power of substitution, to vote all shares of stock of Rite Aid Corporation (the “Company”), as set forth below, that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, 37th Floor, New York, New York at 10:30 a.m., local time, on June 25, 2009, and at any adjournments or postponements thereof.  If applicable, the proxy shall also govern the voting of stock held for the account of the undersigned in the Company’s Investment Opportunity Plan, or any applicable employee benefit plan.

The Company provides its annual reports and proxy solicitation materials, including notices to stockholders of annual meetings and proxy statements, over the Internet.  If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet.  Providing these documents over the Internet will reduce the Company’s printing and postage costs.  Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of the annual reports and proxy statement.  Even though you give your consent, you still have the right at any time to request copies of these documents.

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED, OR, IF NO SPECIFICATIONS ARE MADE, WILL BE VOTED (1) “FOR” THE AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS, (2) “FOR” THE ELECTION OF ALL THE NOMINEES OF THE BOARD IN THE ELECTION OF DIRECTORS, (3) “AGAINST” THE STOCKHOLDER PROPOSAL AND (4) “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS, THIS PROXY WILL BE VOTED IN THE NAMED PROXIES’ DISCRETION ON SUCH MATTERS.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT FURNISHED HEREWITH, AND HEREBY CONFIRMS THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE STOCKHOLDER’S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

RITE AID CORPORATION

June 25, 2009

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1.

Proposal No. 1:	Amend the Company’s Restated Certificate of Incorporation to declassify our Board of Directors.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

Proposal No. 2:

Elect five directors to hold office until the 2010 Annual Meeting of Stockholders (or until the 2012 Annual Meeting of Stockholders if Proposal No. 1 is not approved, as described in the proxy statement).

NOMINEES
	☐	FOR ALL NOMINEES	☐	Joseph B. Anderson, Jr.
	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Michel Coutu
	☐	FOR ALL EXCEPT (See instructions below)	☐	James L. Donald
			☐	John T. Standley
			☐	Marcy Syms

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

Proposal No. 3:

Consider a stockholder proposal requesting that the Board of Directors provide stockholders the opportunity at each annual meeting of stockholders to vote on an advisory resolution to ratify the compensation of the named executive officers set forth in the proxy statement.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

Proposal No. 4:	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Please mark, sign, date, and return this voting instruction card promptly in the enclosed postage paid envelope. If you receive more than one proxy card please vote with respect to each card you receive.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please mark the box at right and indicate your new address in the address
space above.	☐

Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.